EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

IMATION CORP.,

KODAK POLYCHROME GRAPHICS LLC

and

KODAK POLYCHROME GRAPHICS COMPANY LTD.

dated

October 17, 2001

TABLE OF CONTENTS

ARTICLE I TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

1.01	Transfer of Assets.
1.02	Excluded Assets.
1.03	Assumption of Liabilities.
1.04	Excluded Liabilities.
1.05	Structure of Purchase.

ARTICLE II PURCHASE PRICE

2.01	Amount and Manner of Payment.
2.02	Allocation of Purchase Price.

ARTICLE III CLOSING

3.01	Closing.
3.02	General Procedure.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER

4.01	Incorporation and Corporate Power.
4.02	Execution, Delivery; Valid and Binding Agreement.
4.03	Noncontravention.
4.04	Subsidiaries.
4.05	Financial Statements.
4.06	Real Property.
4.07	Tangible Assets.
4.08	Intellectual Property Rights.
4.09	Inventories.
4.10	Accounts Receivable.
4.11	Tax Matters.
4.12	Contracts and Commitments.
4.13	Litigation.
4.14	Employees; Labor Matters.
4.15	Employee Benefit Plans.
4.16	Insurance.
4.17	Compliance with Laws; Permits.
4.18	Environmental Matters.
4.19	Assets Material to Conduct of the Business.
4.20	Customers.
4.21	Brokerage.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

5.01	Incorporation and Corporate Power.
5.02	Execution, Delivery; Valid and Binding Agreement.
5.03	Noncontravention.
5.04	Availability of Funds.
5.05	Brokerage.

ARTICLE VI COVENANTS OF SELLER

6.01	Conduct of the Business.
6.02	Access to Properties, Books, Records, Etc.
6.03	Regulatory Filings.
6.04	Conditions.
6.05	No-Shop.
6.06	WARN Act.
6.07	Covenant Not to Compete; Non-Solicitation.
6.08	Post-Closing Access.

ARTICLE VII COVENANTS OF BUYER

7.01	Regulatory Filings.
7.02	Conditions.
7.03	Employees; Employee Benefits.
7.04	Post-Closing Access.
7.05	Consents.
7.06	Sales and Transfer Taxes.
7.07	WARN Act.
7.08	Confidentiality.

ARTICLE VIII ADDITIONAL AGREEMENTS

8.01	Further Action.
8.02	Litigation Support.
8.03	Ancillary Agreements.
8.04	Weatherford Property.
8.05	Environmental Matters.
8.06	Released Litigation.
8.07	Pro-Ration of Certain Taxes.
8.08	Certain Insurance Claims.

ARTICLE IX CONDITIONS TO CLOSING

9.01	Conditions to Buyer’s Obligations.
9.02	Conditions to Seller’s Obligations.

ARTICLE X TERMINATION

10.01	Termination.
10.02	Effect of Termination.

ARTICLE XI SURVIVAL; INDEMNIFICATION

11.01	Survival of Representations and Warranties.
11.02	Indemnification by Seller.
11.03	Indemnification by Buyer.
11.04	Method of Asserting Claims.

ARTICLE XII MISCELLANEOUS

12.01	Press Releases and Announcements.
12.02	Expenses.
12.03	Amendment and Waiver.
12.04	Notices.
12.05	Assignment.
12.06	Severability.
12.07	Complete Agreement.
12.08	Counterparts.
12.09	Governing Law.
12.10	No Third Party Beneficiaries.
12.11	Disclosure Schedule; Updating Schedules and Exhibit E.
12.12	Bulk Transfer Laws.
12.13	Definition of Knowledge.

SCHEDULES, ANNEX AND EXHIBITS

DISCLOSURE SCHEDULE

ANNEX A	INDEX OF DEFINED TERMS

EXHIBIT A	SELLER ENTITIES
EXHIBIT B	CERTAIN ASSETS INCLUDED IN THE ASSETS
EXHIBIT C	INTELLECTUAL PROPERTY AGREEMENT
EXHIBIT D-1	SELLER TRANSITION SERVICES AGREEMENT
EXHIBIT D-2	BUYER TRANSITION SERVICES AGREEMENT
EXHIBIT E	CERTAIN ASSUMED LIABILITIES
EXHIBIT F	ALLOCATION OF PURCHASE PRICE
EXHIBIT G	SEVERANCE POLICY
EXHIBIT H	FOREIGN SERVICE LIABILITY, METHODOLOGY, ASSUMPTIONS AND PROCEDURES
EXHIBIT I	DSS CONTRACT
EXHIBIT J	PRE-DIVISION WEATHERFORD REAL PROPERTY
EXHIBIT K	GROUNDWATER REMEDIATION ACTIONS
EXHIBIT L	RELEASED LEGAL PROCEEDINGS
EXHIBIT M	REQUIRED CONSENTS
EXHIBIT N	LIST OF BUYER EMPLOYEES AND REPRESENTATIVES WITH KNOWLEDGE
EXHIBIT O	LIST OF SELLER EMPLOYEES WITH KNOWLEDGE

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 17, 2001, is made and entered into by and among KODAK POLYCHROME GRAPHICS LLC, a Delaware limited liability company and KODAK POLYCHROME GRAPHICS COMPANY LTD., a Barbados corporation (collectively, “Buyer”), and IMATION CORP., a Delaware corporation (“Seller”).

WHEREAS, Seller, through its Color Technologies division and certain subsidiaries of Seller listed on Exhibit A hereto (the “Seller Entities”), is engaged in the business of developing, manufacturing, marketing, distributing and selling color proofing products and plate and film products to the graphic arts industry, and color front end products, image management and printing workflow software and services, and web color software and services to customers with color critical business needs and certain other ancillary activities exclusively related to the businesses described above (the “Business”).  The Business does not include the specialty paper and video disc product lines developed, manufactured, marketed, distributed and sold by Seller and the Seller Entities; and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, the assets and certain liabilities of Seller and the Seller Entities that are currently being used by Seller and the Seller Entities in, or arising from, the conduct of the Business.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

ARTICLE I
TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

1.01         Transfer of Assets.

On the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall, and shall cause each of the Seller Entities to, sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller and the Seller Entities, all of Seller’s and such Seller Entities’ right, title and interest, as of the Closing, in and to all of the assets of Seller and the Seller Entities related primarily (except as noted below) to, or used primarily (except as noted below) in conjunction with, the Business (collectively, except for the excluded assets set forth in Section 1.02 hereof, the “Assets”), including:

(a)           The real property owned by Seller and used by Seller in the operation of the Business described in Exhibit B hereto and the improvements on such real property, and all easements appurtenant to and benefiting such real property(the “Included Weatherford Real Property”); provided that to the extent that the Subdivision has not occurred prior to the Closing, the Included Weatherford Real Property shall be conveyed promptly upon completion of the Subdivision in accordance with Section 8.04 hereof;

(b)           Seller’s or Seller’s Entities’ interest as lessee or lessor in the real property leases to which Seller or any Seller Entity is a party that are used in the operation of the Business and identified in Exhibit B hereto;

(c)           The equipment, machinery, vehicles, furniture, fixtures, furnishings, lap-top and desktop computers, leasehold improvements and other personal property owned by Seller or any Seller Entity and used by Seller or any Seller Entity primarily in the operation of the Business; provided, however, that furniture, furnishings and leasehold improvements (including but not limited to the modular furniture and cubical walls) related to the Business and located in Oakdale, Minnesota, or used by Seller or any Seller Entity in providing the Seller Transition Services shall not be included in the Assets;

(d)           Seller’s or any Seller Entity’s interest in all personal property leases to which Seller or any Seller Entity is a party that are used primarily in the operation of the Business;

(e)           All of Seller’s or any Seller Entity’s inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in the operation of the Business (excluding, for the avoidance of doubt, parts held by Seller’s digital solutions and services business segment) and Seller’s and any Seller Entity’s interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in the operation of the Business;

(f)            Seller’s and any Seller Entity’s interest in all contracts or agreements primarily related to the Business to which Seller or any Seller Entity is a party;

(g)           All unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller or any Seller Entity in the course of operating the Business in the ordinary course of business;

(h)           The intellectual property rights expressly assigned to Buyer (collectively, the “Assigned Intellectual Property Rights”) pursuant to the terms of the Intellectual Property Agreement in the form attached hereto as Exhibit C, to be entered into between Seller and Buyer on the Closing Date (the “Intellectual Property Agreement”);

(i)            All of Seller’s and any Seller Entity’s books, records and other documents and information exclusively relating to the Assets or the Business;

(j)            All accounts receivable (excluding intracompany accounts of, and intercompany accounts between, Seller, the Seller Entities and any affiliates thereof) owing to Seller or any Seller Entity that were generated through the operation of the Business, including portions of such receivables relating to value-added taxes, sales taxes and other consumption-type taxes;

(k)           All permits, licenses and other governmental approvals held by Seller or any Seller Entity with respect and related exclusively to the Business, to the extent they are assignable; provided, however, that with respect to permits, licenses and governmental approvals required under Environmental Laws, regardless of whether related exclusively to the Business, only the Shared/Transferred Environmental Permits shall, subject to the terms of Section 8.05 hereof, be included as Assets to be transferred to Buyer;

(l)            All prepaid expenses and deposits made by Seller or any Seller Entity in the ordinary course of operating the Business;

(m)          Any rights to recovery by Seller or any Seller Entity arising out of any litigation or claim with respect to the Business that is assumed by Buyer under Section 1.03(i) hereof or that commences after the Closing, except for the Retained Litigation and claims in respect of Taxes relating to the Business prior to the Closing;

(n)           Assets transferred in accordance with Section 7.03 hereof by Seller in respect of Foreign Transferred Employees for Foreign Service Liabilities; and

(o)           Insurance proceeds or condemnation awards with respect to any Assets that are destroyed or damaged or taken in condemnation between the date hereof and the Closing.  At the Closing, Seller shall pay or credit to Buyer any such insurance proceeds or condemnation awards received by Seller or a Seller Entity on or prior to the Closing and shall assign to or assert for the benefit of Buyer all of its rights against any insurance companies, governmental or regulatory authorities and others with respect to such damage, destruction or condemnation. The provisions of this Section 1.02(o) shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 9.01(a) has not been fulfilled.

1.02         Excluded Assets.

Notwithstanding the terms of Section 1.01 hereof, the following assets shall be retained by Seller and the Seller Entities and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

(a)           All cash, restricted cash and cash equivalents (including checks received prior to the Closing but not cashed as of the Closing) constituting an asset of the Business and all bank accounts of Seller or any Seller Entity which constitute an asset of the Business, including all cash, restricted cash and cash equivalents (including checks received prior to the Closing but not cashed as of the Closing) in such accounts;

(b)           All corporate certificates of authority and corporate minute books and the corporate stock record or register of Seller or any Seller Entity;

(c)           Except, subject to Section 8.05 hereof, for the Shared/Transferred Environmental Permits, all permits, licenses and governmental approvals required under Environmental Laws and such other licenses, permits or other governmental approvals not relating exclusively to the Business and such licenses, permits or other approvals relating exclusively to the Business that are not assignable or transferable;

(d)           All Employee Benefit Plans, except to the extent otherwise provided in Section 7.03 hereof;

(e)           All rights to receive refunds, returns, reimbursements, credits or similar rights with respect to Taxes relating to the Business prior to the Closing, excluding value-added taxes, sales taxes and other consumption-type taxes relating to accounts receivable that are included in the Assets under Section 1.01(j) hereof;

(f)            All investments in the securities of any third party, including any venture capital or similar investments, except securities in entities that compete directly or indirectly with the Business;

(g)           All intracompany accounts of, and intercompany accounts between, Seller, the Seller Entities and any affiliates thereof, except to the extent that any such intracompany or intercompany accounts represent an Assumed Liability assumed by Buyer pursuant to Section 1.03 hereof;

(h)           Subject to the rights of Buyer under the Intellectual Property Agreement, all intellectual property rights retained by Seller, including intellectual property rights that are expressly licensed to Buyer, under the Intellectual Property Agreement (the “Retained Intellectual Property Rights”);

(i)            All furniture, furnishings and leasehold improvements (including but not limited to the modular furniture and cubical walls) related to the Business and located in Oakdale, Minnesota;

(j)            All assets to be used by Seller or any Seller Entity in connection with rendering the Seller Services and the Third Party Services (in each case as defined in the Seller Transition Services Agreement) to be rendered to Buyer (collectively, the “Seller Transition Services”) pursuant to the transition services agreement (the “Seller Transition Services Agreement”) in the form attached hereto as Exhibit D-1 to be entered into between Seller and Buyer on the Closing Date and providing for the purchase by Buyer of Seller Transition Services from Seller in an aggregate amount of no less than $20 million during the two (2) year period after the Closing Date;

(k)           Any rights to recovery by Seller or any Seller Entity arising out of any litigation or claim with respect to the Retained Litigation and claims in respect of Taxes relating to the Business prior to the Closing;

(l)            All contracts or agreements not primarily related to the Business to which Seller or any Seller Entity is a party, including, without limitation, the contracts and agreements identified in Schedule 4.19 of the Disclosure Schedule;

(m)          All general corporate intangibles not related exclusively to the Business, including all capitalized corporate software and related computer systems; and

(n)           All insurance policies.

1.03         Assumption of Liabilities.

Buyer shall assume, pay, perform, honor and discharge in accordance with their terms or otherwise satisfy, as of the Closing, only the following liabilities, obligations and commitments of Seller and the Seller Entities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, relating to or arising out of, directly or indirectly, the operation of the Business on or before the Closing (the “Assumed Liabilities”):

(a)           Any and all liabilities, obligations and commitments relating to the Business or the Assets of the nature that are reflected on the Latest Balance Sheet, including direct and indirect liabilities and obligations relating to the Business allocated by Seller to the Business (which indirect liabilities shall be allocated to the Business based on the ratio of indirect selling, general and administrative expenses allocated to the Business to the total indirect selling, general and administrative expenses of Seller);

(b)           All accounts payable or trade payables incurred in operating the Business in the ordinary course, including portions of such payables relating to value-added taxes, sales taxes and other consumption-type taxes;

(c)           All liabilities and obligations of or relating to the Included Weatherford Real Property and the operation of the Business or the Assets at the Included Weatherford Real Property with respect to Environmental matters and Environmental Laws, including without limitation the liabilities assumed by Buyer under Section 8.05 hereof, provided that the foregoing shall exclude any liabilities in respect of (i) the transportation or disposal of Hazardous Materials off of the Included Weatherford Real Property before the Closing Date and (ii) any costs in respect of Phase II Response Actions in excess of the Phase II Deductible Amount to be borne by Seller in accordance with Section 8.05 hereof;

(d)           All liabilities and obligations of the Business under the agreements, contracts, leases, licenses, and other arrangements included in the Assets, including all liabilities in respect of any and all products, goods or services sold by the Businesses, including liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims;

(e)           Liabilities in respect of Employees that Buyer hires in accordance with Section 7.03 hereof relating to employment or termination of employment (including liabilities under Foreign Pension Plans in respect of Foreign Transferred Employees in accordance with Section 7.03(l) hereof) and liabilities in respect of Employees with respect to retention bonus and other payments described in Exhibit E hereto that become due and payable after December 31, 2001 and other Severance/Retention Coverage Payments assumed by Buyer under, but subject to the limitations of, Section 7.03(c) hereof;

(f)            All liabilities in respect of deferred revenue relating to the Business incurred in the ordinary course of business as the Business has been operated by Seller and the Seller Entities since July 1, 2000 or as otherwise disclosed in Schedule 4.05;

(g)           All liabilities in respect of rebates relating to the Business incurred in the ordinary course of business as the Business has been operated by Seller and the Seller Entities since July 1, 2000 or as otherwise disclosed in Schedule 4.05;

(h)           All liabilities and obligations assumed by Buyer pursuant to the Intellectual Property Agreement;

(i)            All liabilities and obligations relating to the actions, suits, claims, workmen’s compensation claims, legal proceedings, orders or investigations relating to the Business described in Exhibit E hereto, as such exhibit may be updated in accordance with Section 12.11 hereof;

(j)            All liabilities in respect of Subdivision Costs to be paid by Buyer under, but subject to the limitations of, Section 8.04(b) hereof; and

(k)           All liabilities, obligations and commitments of the Business set forth in Exhibit E hereto.

1.04         Excluded Liabilities.

Notwithstanding anything to the contrary herein, Buyer shall not assume or in any way be responsible for, and the term “Assumed Liabilities” shall not include, any of the liabilities, obligations and commitments of Seller or any Seller Entity relating to the Assets and the operation of the Business prior to the Closing other than the Assumed Liabilities (the “Excluded Liabilities”).  The Excluded Liabilities include, without limitation:

(a)           Any liabilities relating to Taxes owing in respect of the Business relating to the conduct, or results of operations, of the Business on or prior to the Closing, except for value-added taxes, sales taxes and other consumption-type taxes relating to accounts payable or trade payables assumed by Buyer pursuant to Section 1.03(b) hereof;

(b)           Except as expressly assumed by Buyer pursuant to Section 1.03(e) or Section 7.03 hereof, (i) any claims relating to periods prior to the Closing with respect to any Employee Benefit Plan, (ii) the termination of any employee benefits or Employee Benefit Plan on or prior to the Closing, (iii) any claims relating to the early retirement program benefits for Seller’s employees (or exclusion of any person therefrom), (iv) claims relating to the termination by Seller or any of the Seller Entities of employment of any employee of the Business on or prior to the Closing or (v) liabilities in respect of employees of the Business with respect to retention bonus and other payments that become due and payable before December 31, 2001;

(c)           Claims made by any employee or former employee of the Business who is offered employment by Buyer in accordance with Section 7.03 hereof but who does not accept such offer and is not so employed after the Closing by Buyer relating to employment prior to the Closing;

(d)           Any liability in respect of indebtedness for borrowed money incurred in connection with the Business prior to the Closing;

(e)           All liabilities and obligations of or relating to the Business or operation of the Assets with respect to Environmental matters and Environmental Laws, except for liabilities and obligations assumed by Buyer pursuant to Section 1.03(c) and Section 8.05 hereof; and

(f)            Any liability relating to actions, suits, claims, workmen’s compensation claims, legal proceedings, orders or investigations relating to the Business arising prior to the Closing, except for liabilities assumed by Buyer under Section 1.03(a), Section 1.03(d) or Section 1.03(i) hereof (the “Retained Litigation”).

1.05         Structure of Purchase.

(a)           Buyer may, with the consent of Seller, which consent shall not be unreasonably withheld, designate one or more of its affiliates to purchase the Assets and assume the Assumed Liabilities, or a portion thereof, hereunder, provided that, all of the share capital of any such affiliate is owned, directly or indirectly, by a Buyer, and, provided further that, any such affiliate agrees in writing to be bound by this Agreement as if it were a party hereto and, provided further that any such designation and agreement by such affiliate shall not relieve either Buyer of any of its obligations under this Agreement, including the obligation to purchase the Assets and assume the Assumed Liabilities, and, notwithstanding any such designation and agreement, each Buyer shall remain primarily liable for the performance of such obligations in proportion to the Assets purchased and the Assumed Liabilities assumed hereunder; provided, however, that the obligations of Buyer with respect to indemnification under Article XI hereof shall be joint and several among the Buyers.

(b)           To the extent reasonably requested by Seller (including a request made by Seller in order to assist in its tax planning or to comply with laws of the jurisdiction in which the Assets are located), Buyer shall enter into agreements with the Seller Entities that incorporate the terms and conditions of this Agreement that provide for the sale and transfer of Assets and the assignment of Assumed Liabilities by such Seller Entities to Buyer or to an affiliate of Buyer designated in accordance with this Section 1.05; provided however, that any such agreement entered into between a Seller Entity and Buyer or such affiliate shall not relieve Seller of any of its obligations under this Agreement, including the obligation to sell the Assets, and, notwithstanding any such designation and agreement, Seller shall remain primarily liable for the performance of such obligations.

ARTICLE II
PURCHASE PRICE

2.01         Amount and Manner of Payment.

The total purchase price for the Assets shall be U.S. $50 million in cash (the “Purchase Price”).  On the Closing Date, Buyer shall pay the aggregate amount of the Purchase Price for the Assets to Seller and the Seller Entities by wire transfer to the bank accounts designated by Seller prior to the Closing Date.  No later than three (3) business days prior to the Closing Date, Seller may designate a Seller Entity or Seller Entities to which Buyer shall pay a portion or portions of the aggregate Purchase Price.  In the case of any such designation, Buyer shall pay the amount of the Purchase Price so requested in the local currency of the Seller Entity designated and the exchange rate for converting such amount of the Purchase Price to such local currency shall be the exchange rate for the conversion of U.S. Dollars into such local currency as published under “Key Currency Rates” in The Wall Street Journal, Midwest edition, for the business day prior to the Closing Date.

2.02         Allocation of Purchase Price.

Buyer and Seller agree to allocate the Purchase Price among the Assets in accordance with the allocation schedule forth on Exhibit F, or as otherwise mutually agreed.  Buyer shall prepare for filing all of the Returns that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation.  Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.

ARTICLE III
CLOSING

3.01         Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, at 10:00 a.m. on the date (the “Closing Date”) which shall be the later of (a) December 31, 2001, (b) the date on which the conditions set forth in Article IX of this Agreement are satisfied or waived and (c) the fifth business day after the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or under the European Union Merger Control Regulation and under the antitrust or competition laws of any applicable country outside the United States (collectively, the “Non-U.S. Competition Laws”), in each case to the extent applicable, or at such other place and on such other date as Buyer and Seller may agree.  The Closing will be effective as of the close of business on the Closing Date.

3.02         General Procedure.

At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article IX hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement.  The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller’s and each Seller Entity’s execution and delivery to Buyer (or to the affiliate or affiliates of Buyer designated to purchase a portion of the Assets hereunder in accordance with Section 1.05 hereof) of a bill of sale in form and substance reasonably satisfactory to Buyer (the “Bill of Sale”), and, with respect to the Included Weatherford Real Property, a limited warranty deed in form and substance reasonably satisfactory to Buyer (the “Deed”), and such other instruments of conveyance, transfer, assignment and delivery as Buyer may reasonably request to cause Seller and the Seller Entities to transfer, convey, assign and deliver the Assets to Buyer.  The assignment to and the assumption by Buyer of the Assumed Liabilities shall be effected by the execution by Seller and each Seller Entity and by Buyer (and each affiliate Buyer designated to assume a portion of the Assumed Liabilities hereunder in accordance with Section 1.05 hereof) of an assignment and assumption agreement in a form and substance reasonably satisfactory to Buyer and Seller (the “Assignment and Assumption Agreement”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth in the Schedules to the disclosure schedule delivered by Seller to Buyers on the date hereof and attached to this Agreement and modified prior to the Closing in accordance with Section 12.11 hereof (the “Disclosure Schedule”), which Schedules set forth the exceptions to the representations and warranties contained in this Article IV:

4.01         Incorporation and Corporate Power.

Seller and each Seller Entity is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder (including, without limitation, the corporate power and authority to, or to cause the Seller Entities to, sell, transfer and convey the Assets as provided by this Agreement).  Seller and each Seller Entity has all requisite corporate power and authority and all material authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets.  Seller and each Seller Entity is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a material adverse effect on the Business or on the ability of Seller to consummate the transactions contemplated hereby.

4.02         Execution, Delivery; Valid and Binding Agreement.

The execution and delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby by Seller and the Seller Entities have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Seller or any Seller Entity are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Seller, and at the Closing the Ancillary Agreements will be duly and validly executed and delivered by Seller and the Seller Entities, as appropriate.  This Agreement and the Ancillary Agreements constitutes or will constitute, as applicable, the valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

4.03         Noncontravention.

                Except as disclosed in Schedule 4.03, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller and the Seller Entities of the transactions contemplated hereby and thereby and compliance by Seller and the Seller Entities with the terms hereof and thereof do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Assets, or require any authorization, consent, approval, exemption or other action by or notice to or filing or submission with any court or other governmental body, under (a) any provisions of the certificate or articles of incorporation or by-laws or other organizational documents of Seller or the Seller Entities, (b) any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or any Seller Entity or the Assets are bound or affected, or (c) any law, statute, rule or regulation or order, judgment or decree to which Seller or any of the Seller Entities or the Assets are subject, other than any such conflicts, defaults, violations, rights or liens, security interests, charges or encumbrances or that, individually or in the aggregate, would not have a material adverse effect on the Business or on the ability of Seller to consummate the transactions contemplated hereby, and other than any such notices, filings, submissions, consents, authorizations or approvals required under the HSR Act and Non-U.S. Competition Laws.

4.04         Subsidiaries.

The Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

4.05         Financial Statements.

(a)           Seller has delivered to Buyer copies of the unaudited, estimated statement of earnings from operations of the Business for the year ended December 31, 2000 and the unaudited, estimated balance sheet, at June 30, 2001, of the Business (which balance sheet reflects the exclusion from the Business of the Excluded Assets and the Excluded Liabilities, as contemplated by this Agreement) and the unaudited, estimated statement of earnings from operations of the Business for the six-month period ended June 30, 2001 (collectively, the “Financial Statements”).  The Financial Statements are attached hereto as Schedule 4.05.  Subject to the proviso set forth below, the Financial Statements (i) were prepared in accordance in all material respects with Seller’s financial policies and procedures, (ii) were derived in all material respects from Seller’s consolidated balance sheets and consolidated statements of earnings from operations for the dates and periods indicated (which consolidated balance sheets and consolidated statements of earnings were prepared in accordance with generally accepted accounting principles (“GAAP”)) and from the books and records of Seller and the Seller Entities, (iii) fairly present in all material respects the financial position of the Business as of the date of such Financial Statements and the results of operations of the Business for the periods covered by the Financial Statements and (iv) have been prepared in conformity with GAAP applied on a consistent basis with Seller’s consolidated balance sheets and consolidated statements of earnings from operations, provided, that Buyer acknowledges that (x) such Financial Statements (I) were created on a special purpose basis for the Business and include Seller’s good faith estimates as to allocations of assets and liabilities and costs and expenses, (II) are not a complete set of the financial statements required by GAAP, (III) do not have any footnote disclosure required by GAAP and (IV) are based on a materiality threshold determined for Seller and its subsidiaries, taken as a whole, and not for the Business and (y) the Business does not constitute an entirely separate segment for Seller’s financial reporting purposes and that separate financial records do not exist for the Business.  June 30, 2001 is referred to herein as the “Balance Sheet Date” and the unaudited, estimated balance sheet of the Business at June 30, 2001, is referred to herein as the “Latest Balance Sheet”.

(b)           Except as set forth in Schedule 4.05 or otherwise disclosed in this Agreement, since the Balance Sheet Date, (i) Seller and the Seller Entities have conducted the Business in the ordinary course of business as the Business has been operated by Seller and the Seller Entities since July 1, 2000 and (ii) other than in the ordinary course of business as the Business has been operated by Seller and the Seller Entities since July 1, 2000, Seller and the Seller Entitles have not:  (A) sold, assigned, pledged, hypothecated or otherwise transferred or encumbered any individual asset (other than sales of inventory in the ordinary course of business) related to the Business with a value greater than $50,000; (B) terminated (other than in accordance with its terms) or amended in a manner materially adverse to the Business any contract or group of related contracts, taken as a whole, which are individually or in the aggregate material to the Business or any Major Business Segment (for purposes of this Agreement, “Major Business Segment” shall mean the following business segments of the Business:  Color Front End, Digital Halftone Proofing and Virtual Proofing); (C) suffered any damage, destruction or other casualty loss that, individually or in the aggregate, would have a material adverse effect on the Business or the Assets (whether or not covered by insurance); (D) made any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $50,000, individually, or $100,000 in the aggregate; or (E) entered into an agreement or commitment to do any of the foregoing.

4.06         Real Property.

(a)           Except for the real property listed on Schedule 4.06, the Included Weatherford Real Property is the only parcel of real property that Seller or any Seller Entity owns that is currently used in the operation of the Business or that was used in the operation of the Business since July 1, 2000.  Subject to Section 8.04 hereof, with respect to the Included Weatherford Real Property, and except for matters disclosed in Schedule 4.06 or which would not have a material adverse effect on the Business:  (i) Seller has good and marketable title to the Included Weatherford Real Property, free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest, easement, covenant, or other restriction, other than (A) mechanic’s, materialmen’s, and similar liens, (B) liens for taxes not yet due and payable, (C) purchase money liens and liens securing rental payments under capital lease arrangements and (D) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money (“Permitted Liens”) and except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions of record existing generally with respect to properties of a similar character; (ii) except for the Lease, made as of August 2, 1999, between Imation Enterprises Corp., as landlord, and Ferrania USA Inc., as tenant (which Lease will be assigned to Buyer hereunder) and the lease, dated May 20, 1980, from Imation Enterprises Corp. to Swift Energy Co/Seagull Midcom relating to mineral rights (which lease will be assigned in part to Buyer hereunder), there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the Included Weatherford Real Property and (iii) there are no outstanding options or rights of first refusal to purchase, lease, use or otherwise occupy the Included Weatherford Real Property or any portion thereof or interest therein.

(b)           Schedule 4.06 lists the real property leased, licensed or subleased to Seller or any of the Seller Entities used in the operation of the Business.  Each lease, license and sublease relating to the real property listed in Schedule 4.06 is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the Business.

(c)           To Seller’s Knowledge, except as set forth in Schedule 4.06, there are no outstanding requirements or recommendations by fire underwriters or rating boards or any insurance company requiring or recommending any repairs or work to be done to the Included Weatherford Property.

4.07         Tangible Assets.

Seller or one of the Seller Entities has and at the Closing will have good title in, or a valid leasehold interest in, all the tangible assets included in the Assets, except those to be sold or otherwise disposed of after the date hereof in accordance with this Agreement and in the ordinary course of business, free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest, easement, covenant, or other restriction, except (i) such as are disclosed on Schedule 4.07, (ii) Permitted Liens and (iii) other imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions or encumbrances are not material in amount or do not, individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in any material respect in the operation of the Business as conducted in the ordinary course.  The tangible assets, other than inventory, included in the Assets are in good condition and repair, ordinary wear and tear excepted, have been maintained in a manner consistent with the Seller’s or the Seller Entities’ past practice and are usable in the ordinary course of business.  There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation of the Business or the value of such assets.

4.08         Intellectual Property Rights.

(a)           Exhibits 2, 3, 5, 6, 7 and 8 of the Intellectual Property Agreement set forth a true and complete list of all patents, patent applications, trademark registrations and trademark applications that, subject to the limitations set forth in the Intellectual Property Agreement, are owned or controlled by Seller and that relate primarily to the conduct of the Business as conducted by Seller as of the date hereof.

(b)           Seller has the right to grant the intellectual property rights granted to Buyer in the Intellectual Property Rights Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights.

(c)           Except as listed in Schedule 4.08, Seller does not have Knowledge of any proceeding which is material to the Business that (i) challenges the right of Seller to any intellectual property rights granted Buyer by Seller in the Intellectual Property Agreement or (ii) asserts that, with respect to the Business, Seller is infringing or misappropriating the intellectual property rights of others.

(d)           The Assigned Intellectual Property Rights and the intellectual property rights that are licensed to Seller under the Intellectual Property Agreement constitute all of the intellectual property rights that, subject to the Intellectual Property Agreement, are owned or controlled by Seller and are material to the conduct of the Business as conducted by Seller as of the date hereof.

(e)           Except as noted in Schedule 4.08, neither Seller nor any Seller Entity has transferred to any third party any intellectual property rights used, or held primarily for use, in the conduct of the Business as conducted by Seller since July 1, 2001.  For purposes of this Section 4.08(e), “transfer” shall not include the relinquishment of any rights to a governmental patent office (for example, through the abandonment of a patent or trademark or through the narrowing of rights) or the extinguishment of trade secrets through publication or disclosure accruing in the ordinary course of business.

4.09         Inventories.

All inventory of goods held for resale is, under the financial policies of Seller and the Seller Entities with respect to inventory, of merchantable quality, meets the express warranties normally provided by Seller or the Seller Entities in the ordinary course of business to customers of the Business and is usable or saleable in the ordinary course of business in a manner consistent with Seller’s discounting practices, subject to applicable reserves for excess and obsolete inventory, which reserves have been established in a manner consistent with the financial policies of Seller and the Seller Entities with respect to inventory.

4.10         Accounts Receivable.

The accounts receivable of the Business have arisen from bona fide transactions in the ordinary course of business, and are, under the financial practices of Seller and the Seller Entities with respect to accounts receivable, collectible in the ordinary course of business net of the reserves established in a manner consistent with the financial policies of Seller and the Seller Entities with respect to accounts receivable.

4.11         Tax Matters.

(a)           Seller, each Seller Entity and any affiliated, combined or unitary group of which the Business is or was a member, as the case may be (each, a “Tax Affiliate” and, collectively, the “Tax Affiliates”), has:  (i) timely filed (or has had timely filed on behalf of the Business) all returns, declarations, reports, estimates, information returns, and statements (“Returns”) required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by a taxing authority having jurisdiction; and (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns.

(b)           There are no liens for Taxes upon any of the Assets, except liens for Taxes not yet due, and no deficiency for any Taxes has been proposed, asserted or assessed against Seller, any Seller Entity or the Tax Affiliates that has not been resolved and paid in full.

(c)           For purposes of this Agreement, the term “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, value added, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller, the Seller Entities or any Tax Affiliate.

4.12         Contracts and Commitments.

(a)           Schedule 4.12 lists the following agreements to which Seller or any Seller Entity is a party, which are currently in effect, and which relate exclusively to the operation of the Business or the Assets:  (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.15 or Schedule 4.15; (iii) hospitalization insurance or other material welfare benefit plan or practice other than as described in Schedule 4.15; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (v) agreement or indenture mortgaging, pledging or otherwise placing a lien or security interest on any of the Assets; (vi) guaranty of any obligation for borrowed money or otherwise; (vii) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (viii) other than as disclosed in Schedule 4.06, lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (ix) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $50,000; (x) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000; (xi) contract, agreement, license, sublicense, covenant, injunction, judgment or order which prohibits Seller or any of the Seller Entities, or could reasonably be expected to prohibit Buyer after the Closing Date, from freely engaging in the Business or freely using or operating the Assets anywhere in the world; (xii) contract for the distribution of any of the products of the Business (including any distributor, sales and supply contract); (xiii) license agreement or other agreement providing for the payment or receipt of royalties or other compensation by Seller in connection with the Assigned Intellectual Property Rights or the intellectual property rights licensed to Buyer under the Intellectual Property Agreement; (xiv) license agreement or other agreement which limits the right of Seller or any of the Seller Entities, or could reasonably be expected to limit the right of Buyer after the Closing Date, to use the Assigned Intellectual Property Rights or the intellectual property rights licensed to Buyer under the Intellectual Property Agreement; (xv) contract or commitment for capital expenditures in excess of $50,000; (xvi) executory agreement for the sale of any capital asset; and (xvii) commitment to any of the foregoing.

(b)           Seller or a Seller Entity, as applicable, and to the Knowledge of Seller, each other contracting party, has performed all obligations required to be performed by it in connection with its contracts or commitments and is not in breach or default thereunder, except to the extent where collective failures so to perform or collective breaches or defaults would not have a material adverse effect on the Business or the Assets.

(c)           Seller has made available to Buyer a correct and complete copy of each contract, agreement or other document listed in Schedule 4.12.

4.13         Litigation.

Except for the Retained Litigation and except as set forth in Schedule 4.13, there are no actions, suits, claims involving amounts in excess of $100,000, workmen’s compensation claims involving amounts in excess of $100,000, proceedings, orders or formal investigations involving a cost to the Business in excess of $100,000 pending or, to the Knowledge of Seller, threatened against Seller or any of the Seller Entities with respect to the Business.

4.14         Employees; Labor Matters.

(a)           Except as disclosed in Schedule 4.14, only with respect to the employees of Seller or the Seller Entities to whom Buyer is required to offer employment pursuant to Section 7.03 hereof, Seller and each Seller Entity has complied during the last two (2) years and is currently complying, in each case in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice or unlawful employment practice in connection with the Business.  Seller's employees in the Business are not represented by any labor union.  Except as described in Schedule 4.12, there are no collective bargaining agreements otherwise in effect with respect to such employees.  To the Knowledge of Seller, there is no currently pending or overtly threatened union organizing activity with respect to such employees, nor, to the Knowledge of Seller, has there been such organizing activity during the two (2) year period prior to the date hereof.

(b)           Schedule 4.14 lists, as of the date hereof, each employee of Seller and the Seller Entities who performs functions in connection with the Business and identifies (i) as “Direct Employees” those employees who devote substantially all of their time to the Business (“Direct Employees”), (ii) as “100% Indirect Employees” those employees who devote substantially all of their time to the Business and who are not in one or more departments of the Business but whose compensation and benefits are allocated on the books and records of Seller to the Business from its corporate accounts (“100% Indirect Employees”), and (iii) as “Partial Indirect Employees” those employees who devote a portion of their time to the Business and a portion of their time to other businesses of Seller and who are not in one or more departments of the Business but whose compensation and benefits are allocated on the books and records of Seller to the Business from its corporate accounts (“Partial Indirect Employees” and, together with 100% Indirect Employees, “Indirect Employees”).  Schedule 4.14 sets forth, for each such employee, the position, title, remuneration, years of credited service with Seller or any Seller Entity or any affiliate under Seller and the Seller Entities’ Employee Benefit Plans and, only with respect to Indirect Employees, a “severance coverage amount” and an “enhanced severance coverage amount” calculated according to Seller’s or the Seller Entities’ established severance practices consistently applied or the terms, if any, of any enhanced severance arrangement for such Indirect Employee.  Promptly after the date hereof but prior to the Closing, Seller shall update Schedule 4.14 to include a position description summary for each Employee identified on Schedule 4.14.

(c)           Except as described in Schedule 4.14, during the twelve (12) months immediately preceding the date hereof there have been no compensation increases, bonuses or Employee Benefit Plan granted to any Employee of the Business except in the ordinary course of business.

4.15         Employee Benefit Plans.

(a)           Schedule 4.15 lists each Employee Benefit Plan that the Seller or any Seller Entity maintains or to which the Seller or any Seller Entity contributes with respect to the Direct Employees or the Indirect Employees.  For purposes of this Agreement, “Employee Benefit Plan” means (i) any nonqualified deferred compensation or retirement plan or arrangement; (ii) employee pension benefit plan as defined in Section 3(2) of ERISA (“Employee Pension Benefit Plan”), including any multiemployer plan as defined in Section 3(37) of ERISA); (iii) any employee welfare benefit plan as defined in Section 3(1) of ERISA (“Employee Welfare Benefit Plan”); and (iv) any other employee benefit plans or arrangements that Seller or the Seller Entities maintain (other than those required to be maintained by applicable law), including severance, change-in-control and fringe benefit plans; stock option, stock bonus and stock purchase programs; and retirement income, bonus, profit sharing, gain sharing, deferred compensation or other similar plans.  For the avoidance of doubt, Employee Benefit Plans do not include any sales commission or similar plans or programs.

(b)           To the Knowledge of Seller, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Employee Benefit Plan that could result in a material liability of Buyer under Section 502(i) of ERISA or Section 4975 of the Code.

(c)           Each of the Employee Benefit Plans and its administration are in compliance with its material terms and the material requirements of applicable law and regulation, including, but not limited to, ERISA and the Code, except for such failures which could not be reasonably expected to have a material adverse effect on the Business or Assets.

(d)           All contributions and other payments required to be made by Seller or a Seller Entity to any of the Employee Benefit Plans with respect to any period ending before or at the Closing have been made or cash reserves or accruals adequate to fund such contributions have been set aside or established by Seller or a Seller Entity.

4.16         Insurance.

Schedule 4.16 lists and briefly describes each insurance policy maintained by Seller with respect to the Assets and operations of the Business and sets forth the date of expiration of each such insurance policy.

4.17         Compliance with Laws; Permits.

(a)           Except as set forth on Schedule 4.17, neither Seller nor any Seller Entity is now nor, to Seller’s Knowledge, during the two-year period prior to the date hereof, has been, in violation of or default under any law, regulation or order applicable to it or the Business, including, but not limited to, any law, regulation or order relating to employee health, safety or protection, the effect of which, individually or in the aggregate with such other violations and defaults, could reasonably be expected to have a material adverse effect on the Business.

(b)           Seller and the Seller Entities have, in full force and effect, all licenses, permits, authorizations and certificates, from federal, state, local and foreign authorities that are, individually or in the aggregate, material to the Business (collectively, the “Permits”).  A true, correct and complete list of all the Permits is set forth in Schedule 4.17.  Seller and the Seller Entities have conducted the Business in compliance in all material respects with the terms and conditions of the Permits.

4.18         Environmental Matters.

(a)           As used in this Agreement, the following terms shall have the following meanings:

(i)            “Hazardous Materials” means any dangerous, toxic, mutagenic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in, regulated or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the Environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the Environment or might subject Seller or any Seller Entity or Buyer, after the Closing, to any imposition of costs or liability under any Environmental Law.

(ii)           “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters ocean waters, streams, ponds, impoundments, drainage basins and wetlands), ground waters, drinking water supplies, wells, stream sediments, ambient air, indoor air, plant and animal life and natural resources.

(iii)          “Environmental Laws” means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the Environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement), including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 6901 et. seq., the Clean Air Act, 42 U.S.C. Sections 7401 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et. seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et. seq. and similar state laws.

(iv)          “Release” shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(b)           Except as noted in Schedule 4.18, to the Knowledge of Seller, the Pre-Division Weatherford Real Property is now and has been in material compliance with all applicable Environmental Laws, the Business is now and has been conducted in material compliance with all applicable Environmental Laws, and the Assets are now and have been used and operated in material compliance with all applicable Environmental Laws.

(c)           Except as noted in Schedule 4.18, Seller has not received nor does Seller have any Knowledge of any facts that would lead it to reasonably believe that there is a basis for the issuance of a notice alleging in any manner that Seller is responsible for any Release of Hazardous Materials or any costs arising under or violation of Environmental Laws with respect to the Pre-Division Weatherford Real Property, the Business or the Assets.

(d)           Except as noted in Schedule 4.18, to the Knowledge of Seller, there has been no Release to the Environment as a result of the operation of the Business or Assets that violates any existing Environmental Law.

(e)           Except as noted in Schedule 4.18, to the Knowledge of Seller, neither Seller nor any Seller Entity has disposed of, or contracted with any third party to dispose of, any Hazardous Materials generated or used by the Business.

(f)            Except as noted in Schedule 4.18, neither Seller nor any Seller Entity has received nor does Seller have any Knowledge of any facts that would lead it to reasonably believe that there is a basis for any material claim, notice or inquiry from any third party alleging that Seller or a Seller Entity has made a Release to the Environment in connection with the conduct of the Business.

4.19         Assets Material to Conduct of the Business.

Except as set forth in Schedule 4.19 and except for permits, licenses and governmental approvals required under Environmental Laws (other than the Shared/Transferred Environmental Permits subject to Section 8.05 hereof), the Assets (excluding any of such Assets sold in the ordinary course of business), together with all the rights granted to Buyer under the Ancillary Agreements, constitute all of the assets and rights used by Seller or the Seller Entities in the operation of the Business that are material to the conduct of the Business as the Business is conducted by Seller and the Seller Entities on the date hereof.

4.20         Customers.

Schedule 4.20 lists the 20 largest customers of the Business for the year ended December 31, 2000 and for the six-month period ended June 30, 2001.

4.21         Brokerage.

No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, except Goldman, Sachs & Co whose fees and expenses shall be paid by Seller.

Except as expressly set forth in this Article IV, neither Seller nor any Seller Entity makes any representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), liabilities or operations (including, without limitation, with respect to merchantability or fitness for any particular purpose) or with respect to the absence or presence of Hazardous Materials on, in or under the Included Weatherford Real Property or the compliance of prior uses or present conditions of the Included Weatherford Real Property under any Environmental Law, and any such other representations or warranties are hereby expressly disclaimed.  Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article IV, Buyer is purchasing the Assets on an “as-is, where-is” basis.  Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.  Buyer acknowledges and agrees that neither Seller, nor any Seller Entity nor any other person or entity will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use of, any information included in the Information Memorandum dated December 2000, and any information, document, or material made available to Buyer in any “data rooms,” management presentations or supplemental due diligence information provided to Buyer in connection with discussions or access to management of the Business or in any other form in expectation of the transactions contemplated by this Agreement, except to the extent that any of the foregoing information is included in, the subject of or incorporated into a representation or warranty contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

5.01         Incorporation and Corporate Power.

Each Buyer is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, with the requisite corporate or organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder.  Each Buyer is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a material adverse effect on the ability of such Buyer to consummate the transactions contemplated hereby

5.02         Execution, Delivery; Valid and Binding Agreement.

The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or organizational action, and no other corporate or organizational proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer, and at the Closing the Ancillary Agreements will be duly and validly executed and delivered by Buyer.  This Agreement and the Ancillary Agreements constitutes or will constitute, as applicable, the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

5.03         Noncontravention.

                The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to or filing or submission with any court or other governmental body, under (a) any provisions of the certificate or articles of organization, limited liability company agreement or by-laws or other organizational documents of Buyer, (b) any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer or any of its assets are bound or affected, or (c) any law, statute, rule or regulation or order, judgment or decree to which Buyer or any of its assets are subject, other than any such conflicts, defaults, violations, rights or liens, security interests, charges or encumbrances or that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, and other than any such notices, filings, submissions, consents, authorizations or approvals required under the HSR Act and any Non-U.S. Competition Laws.

5.04         Availability of Funds.

Buyer has sufficient cash or other sources of immediately available funds, or irrevocable commitments from financial institutions (true and correct copies of which have been delivered to Seller), to enable it to consummate the transactions contemplated by this Agreement.

5.05         Brokerage.

No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

ARTICLE VI
COVENANTS OF SELLER

6.01         Conduct of the Business.

In connection with the Assets and the Business, Seller agrees, and agrees to cause each Seller Entity, to observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

(a)           The Business shall be conducted only in, and Seller and each Seller Entity shall not take any action except in, the ordinary course of business consistent with past practice.  Seller shall use commercially reasonable efforts to (i) keep available, and cause each Seller Entity to keep available, subject to dismissals and retirements in the ordinary course of business, the services of employees, agents and consultants of Seller and Seller Entities having business dealings with the Business and (ii) maintain, and cause each Seller Entity to maintain, the condition of the Assets as they exist as of the date hereof, reasonable wear and tear excepted;

(b)           Seller and each Seller Entity shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to the Business or the Assets: (i) sell, assign, pledge, hypothecate or otherwise transfer or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) terminate (other than in accordance with its terms), amend or issue any waiver in a manner materially adverse to the Business any contract material to the Business or any Major Business Segment; (iv) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business; (v) make any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $50,000, individually, or $100,000 in the aggregate (excluding providing customers with free or “gratis“ hardware in the ordinary course of business consistent with past practice); (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01(b) or, except in the ordinary course of business, any agreement disclosed in Schedule 4.12 material to the Business or any Major Business Segment (other than Virtual Proofing);

(c)           Seller and each Seller Entity shall not, other than in the ordinary course of business, or except to the extent required by applicable law, adopt, become bound by, enter into, grant, amend, modify or terminate any (i) bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any Employees of the Business, (ii) any employment-related agreement or contract (including an agreement in respect of bonus, retention or severance compensation), (iii) any compensation increase or bonus except in the ordinary course of business, or (iv) any collective bargaining agreement;

(d)           Seller and each Seller Entity shall not cancel, terminate or allow to lapse its current insurance policies covering the Assets and the Business for occurrences before Closing; and

(e)           Seller shall (i) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (ii) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the Assets and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the Business or any Major Business Segment or to Seller’s or Buyer’s ability to consummate the transactions contemplated by this Agreement; and (iii) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, has subsequently become, or, as of the Closing Date, could reasonably be expected to be, untrue in any material respect.

6.02         Access to Properties, Books, Records, Etc.

Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives access at reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees, Assets and other items of the Business (insofar as they relate to the Business or the Assets), and otherwise provide such assistance as is reasonably requested by Buyer in connection with the matters contemplated by this Agreement.

6.03         Regulatory Filings.

As promptly as practicable after the execution of this Agreement (if not previously made), Seller shall make or cause to be made all filings and submissions required under the HSR Act and under the Non-U.S. Competition Laws of any country or the European Union under which any clearance, consent, authorization, registration, declaration or other action with respect to the transactions contemplated hereby is required, and any other laws or regulations applicable to the Business for the consummation of the transactions contemplated herein.  Seller will coordinate and cooperate with Buyer in exchanging such information, and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.  In addition, during the waiting period or any extension thereof, Seller shall coordinate and cooperate, subject to a joint defense agreement, in any informal inquiry or formal investigation by the Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”), or any other U.S. or foreign antitrust authority.  If the FTC, the DOJ or any other antitrust authority has issued a Request for Additional Information or similar request, Seller shall, and shall take reasonable steps to cause its affiliates to, substantially comply with such request within thirty (30) days of receipt of such request.  Seller shall include Buyer in all substantive communications with the FTC, DOJ, or other antitrust authority.

6.04         Conditions.

Seller shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 9.01 hereof to be satisfied and to consummate the transactions contemplated herein by December 31, 2001, or as soon as reasonably possible after the satisfaction of the conditions set forth in Section 9.01 hereof.

6.05         No-Shop.

From and after the date hereof until the earlier of April 30, 2002 or the Closing Date (unless this Agreement is otherwise terminated as provided for herein), Seller will not, and will cause its affiliates and its and their agents and representatives not to, directly or indirectly, (i) solicit, initiate or continue discussions or engage in negotiations with any person other than Buyer with respect to the acquisition of the Business or the Assets or any portion of the Business or the Assets (excluding sales of any of such Assets in the ordinary course of business, such as sales of inventory), whether by way of merger, purchase of assets or otherwise (a “Possible Acquisition”) or (ii) provide information with respect to the Business to any person, other than Buyer, who is reasonably likely to have interest in a Possible Acquisition.  Seller shall promptly notify Buyer of any proposal or offer relating to a Possible Acquisition and shall promptly provide Buyer with such information regarding such proposal or offer as Buyer may request.  Buyer acknowledges that the foregoing shall not apply to Seller’s specialty paper and video disc product lines that are not included in the Business or any other business lines or segments of Seller or the Seller Entities (for example, Seller’s data storage business segment).

6.06         WARN Act.

Seller and Seller Entities shall comply with the requirements of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) with respect to the termination or layoff of (a) any Direct Employees who are offered employment with Buyer pursuant to Section 7.03 hereof but who decline such offer or (b) any 100% Indirect Employees or Partial Indirect Employees who are not offered employment with Buyer pursuant to Section 7.03 hereof or who are offered employment with Buyer pursuant to Section 7.03 hereof but who decline such offer.

6.07         Covenant Not to Compete; Non-Solicitation.

(a)           Until the third anniversary of the Closing Date, neither Seller nor any Seller Entity shall, anywhere in the world, as an owner, consultant, joint venturer, member of a limited liability company, general partner, controlling shareholder of a privately-held corporation or shareholder to the extent of twenty-five percent (25%) or more of the outstanding shares of a publicly-held corporation, either directly or indirectly, engage or participate in or assist others in engaging or participating in the business of designing, manufacturing and/or marketing products that are directly competitive with the products of the Business existing or under development as of the Closing (“Competitive Products”); provided, however, that the foregoing shall not restrict or prohibit Seller or any Seller Entity from (i) engaging in any business in which Seller or any Seller Entity is engaged immediately following the Closing Date and in businesses which represent normal growth and expansion therefrom or thereof, including engaging or participating in designing, marketing or selling services that relate to, or data storage or information management products that are used in, the Business, including through the Seller’s and the Seller Entities’ digital solutions and services and data storage and information management business units; (ii) manufacturing, marketing and selling products and systems that contain Competitive Products, provided that any such Competitive Product is incidental to the primary use or purpose of such products or systems; (iii) acquiring any corporation, partnership or other entity or business, in whole or in part, whether by asset acquisition, stock acquisition, statutory merger or otherwise, provided that, not more than twenty-five percent (25%) of the revenue of such entity or business being acquired by Seller or any Seller Entity for its immediately preceding completed fiscal year is derived from the sale of Competitive Products; provided, however, that this clause (iii) shall not be deemed to be violated if, within six (6) months after the consummation of such acquisition, Seller or the Seller Entity involved divests itself of or discontinues the business described above such that not more than twenty-five percent (25%) of the revenue of the acquired entity, as applicable, for its next full fiscal year are derived from Competitive Products; or (iv) being acquired by any corporation, partnership or other entity or business, in whole or in part, whether by asset acquisition, stock acquisition, statutory merger or otherwise (in which case this Section 6.07 shall not apply to or otherwise bind the corporation, partnership or other entity or business acquiring Seller or any Seller Entity in any such transaction).

(b)           For a period of one (1) year after the Closing Date, Seller shall not, without Buyer’s prior written consent, directly or indirectly, solicit for employment, hire as an employee, consultant or contractor or otherwise engage any Direct Employee, 100% Indirect Employee or Partial Indirect Employee who has been offered employment by Buyer pursuant to Section 7.03 hereof; provided, however, that the foregoing shall not apply to (i) any Partial Indirect Employee who does not accept an offer of employment by Buyer pursuant to the terms of Section 7.03 hereof or (ii) any Employee who has accepted an offer of employment by Buyer pursuant to the terms of Section 7.03 but who is no longer employed by Buyer at the time Seller solicits such employee for employment (except for Employees who resign employment with Buyer or whose employment is terminated for cause).

6.08         Post-Closing Access.

For a period of three years after the Closing Date (or such longer period as may be reasonably requested by Buyer in connection with any disputes, audits, legal proceedings or governmental investigations or required by government regulation):

(a)           Upon reasonable notice, Seller will give to Buyer and its representatives, employees, counsel and accountants access, during normal business hours, access to all books and records relating to the Business and to periods prior to the Closing that were not included within the Assets pursuant to Section 1.01(i), and will permit such persons to examine and copy such books and records in connection with the preparation of Taxes and financial materials and reports, audits, legal proceedings, governmental investigations and other business purposes; and

(b)           Seller shall neither dispose of nor destroy any of such books and records without first offering to turn over possession or copies thereof to Buyer by written notice to Buyer at least ninety (90) days prior to the proposed date of such disposition or destruction.

ARTICLE VII
COVENANTS OF BUYER

Buyer covenants and agrees with Seller as follows:

7.01         Regulatory Filings.

As promptly as practicable after the execution of the Agreement (if not made sooner), Buyer shall make or cause to be made all filings and submissions required under the HSR Act and under the Non-U.S. Competition Laws of any country or the European Union under which any clearance, consent, authorization, registration, declaration or other action with respect to the transactions contemplated hereby is required, and any other laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein.  Buyer will coordinate and cooperate with Seller in exchanging such information, and will provide such reasonable assistance as Seller may request in connection with all of the foregoing.  In addition, during the waiting period or any extension thereof, Buyer shall coordinate and cooperate, subject to a joint defense agreement, in any informal inquiry or formal investigation by the FTC, the DOJ, or any other U.S. or foreign antitrust authority.  If the FTC, the DOJ or any other antitrust authority has issued a Request for Additional Information or similar request, Buyer shall, and shall take reasonable steps to cause its affiliates to, substantially comply with such request within thirty (30) days of receipt of such request.  If the FTC, DOJ, or other U.S. or foreign antitrust authority indicates competitive concerns about any aspect of the transactions contemplated by this Agreement, Buyer shall, reasonably and in good faith, consider and shall consult with Seller with respect to measures to remedy such concerns.  Buyer shall include Seller in all substantive communications with the FTC, DOJ, or other antitrust authority.

7.02         Conditions.

Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 9.02 hereof to be satisfied and to consummate the transactions contemplated herein by December 31, 2001, or as soon as reasonably possible after the satisfaction of the conditions set forth in Section 9.02 hereof.

7.03         Employees; Employee Benefits.

(a)           For the purpose of this Agreement, the term “Employee” means each individual who has an employer/employee relationship with Seller or any Seller Entity and provides services to the Businesson the Closing Date, including the employees identified in Schedule 4.14 as Direct Employees, 100% Indirect Employees and Partial Indirect Employees.

(b)           As of the Closing Date, Buyer shall offer employment commencing as of the Closing Date (i) to all Direct Employees and all Employees who, in the ordinary course of business, are hired, with the consent of Buyer, by the Business after the date hereof and devote substantially all of their time to the Business and are on the payroll of the Business and (ii) to such 100% Indirect Employees and Partial Indirect Employees that it may reasonably determine.  With respect to 100% Indirect Employees and Partial Indirect Employees to whom Buyer elects not to offer employment as of the Closing Date, Buyer shall have the right, for a period of ninety (90) days after the Closing Date, to offer employment to such 100% Indirect Employees and Partial Indirect Employees who continue to be employed by Seller or any Seller Entity, provided that neither Seller nor any Seller Entity shall have any obligation with respect to any such offer of employment made after the Closing Date or any failure of any such Employee to accept an offer of employment.  All offers of employment made pursuant to this Section 7.03(b) shall include compensation that is no less favorable in the aggregate than the compensation currently paid to such Employees by Seller and the Seller Entities and shall be for employment at a location that, for a period of no less than twelve (12) months following the Closing Date, is within fifty (50) miles from their current place of employment, provided that Buyer shall provide terms and conditions of employment and employee benefits to Employees as described in Section 7.03(e) below.  With respect to any Direct Employees to whom Buyer is required to offer employment and any 100% Indirect Employees or Partial Indirect Employees to whom Buyer elects to offer employment who are, as of the Closing Date, on layoff, medical leave (including workers’ compensation leave), approved or unapproved leave of absence or short or long term disability, except for temporary absence due to minor illness (such Employees, “Delayed Offer Employees”), as of the Closing Date Buyer shall offer employment consistent with the provisions of this Section 7.03(b) to each such Delayed Offer Employee for employment with Buyer at such time as such Delayed Offer Employee is available for full time active employment, provided that such Delayed Offer Employee notifies Buyer of such availability at least five business days before such Delayed Offer Employee intends to return to active employment and such notice is delivered within twelve (12) months of the Closing Date.  Buyer’s offer of employment to Delayed Offer Employees shall include appropriate information that will enable a Delayed Offer Employee to provide notice to Buyer of such Employee’s intention to return to active employment with Buyer.  On or prior to the Closing Date, Seller shall provide Buyer with a list of all Delayed Offer Employees and their employment status as of the Closing Date.

(c)           Buyer shall (i) pay or reimburse Seller for fifty percent (50%) of any amounts owed to Employees who accept Buyer’s offer of employment in accordance with this Section 7.03 in respect of severance that, in accordance with any applicable law, statute, code, ordinance, regulation, rule or other legal requirement, is required to be paid to such Employee by virtue of a transfer of employment to Buyer (it being understood that Seller or a Seller Entity, as applicable, shall be responsible and shall pay, fifty percent (50%) of any such amount); (ii) pay or reimburse Seller for fifty percent (50%) of any amount owed or paid to Jean-Claude Schilz, whether arising or paid before or after the Closing, in respect of his severance agreement with a Seller Entity (it being understood that Seller or a Seller Entity shall be responsible for and shall pay fifty percent (50%) of any such amount); (iii) pay or reimburse Seller for all amounts owed to Employees with respect to retention bonus and other payments described in Exhibit E hereto that become due and payable after December 31, 2001; and (iv) pay Seller an amount equal to the aggregate of the amount of the “severance coverage amounts” or “enhanced severance coverage amounts”, whichever is higher, indicated on Schedule 4.14 with respect to any 100% Indirect Employees or Partial Indirect Employees that Buyer elects not to offer employment at the Closing, regardless of whether Seller or any Seller Entity terminates employment of any 100% Indirect Employee or Partial Indirect Employee to whom Buyer elects not to offer employment.  The payments or reimbursements required to be made by Buyer under clauses (i) through (iv) above are referred to as the “Severance/Retention Coverage Payments”.  Notwithstanding the foregoing, the maximum aggregate amount of Severance/Retention Coverage Payments for which Buyer shall be required to pay or reimburse Seller shall be $2 million, and any Severance/Retention Coverage Payments in excess of $2 million shall be paid by Seller.  At the Closing, Buyer shall pay or reimburse Seller for the aggregate amount of all Severance/Retention Coverage Payments that Buyer is obligated to pay or reimburse pursuant to this Section 7.03(c).  The Severance/Retention Coverage Payments so made shall not be considered an adjustment to the Purchase Price.  In the event that (x) in accordance with Section 7.03(b) hereof, Buyer, during the ninety (90) day period following the Closing Date, offers employment to any 100% Indirect Employees or Partial Indirect Employees to whom Buyer did not elect to offer employment as of the Closing Date and (y) such 100% Indirect Employees or Partial Indirect Employees are employed by Seller or a Seller Entity at the time of such offer and accept Buyer’s offer of employment made during such ninety-day period, Seller shall pay to Buyer an amount (the “Recovered Severance Coverage Amount”) equal to the aggregate amount of the “severance coverage amounts” or “enhanced severance coverage amounts”, whichever is higher, indicated on Schedule 4.14 with respect to such 100% Indirect Employees or Partial Indirect Employees hired by Buyer during such ninety-day period; provided, however, if the total Severance/Retention Coverage Payments calculated in accordance with this Section 7.03(c) exceed $2 million (the amount of such excess, the “Unreimbursed Severance Coverage Amount”), Seller shall only be obligated to pay Buyer that portion of the Recovered Severance Coverage Amount that is in excess of the Unreimbursed Severance Coverage Amount.

(d)           Except as hereinafter expressly agreed, (i) Seller shall be solely responsible for the funding and administration of all of Seller’s and the Seller Entities’ benefit plans including benefit plans or portions of benefit plans covering Employees, (ii) Buyer and Seller and the Seller Entities shall be free to take any action to amend or terminate their respective benefit plans (including actions that may directly or indirectly affect the benefits of Employees), and (iii) unless required by applicable law, Buyer shall not be obligated to adopt or continue, in whole or in part, any benefit plan maintained by Seller and the Seller Entities, in whole or in part, for the benefit of Employees.

(e)           Except as hereinafter expressly agreed, (i) Buyer shall not, for a period of twelve (12) months following the Closing Date, without the consent of the Employee, relocate such Employee to a location that is more than fifty (50) miles from such Employee’s place of employment as of the Closing Date (or if Buyer shall require the relocation of any such Employee to a location more than fifty (50) miles from such Employee’s place of employment as of the Closing Date and such Employee chooses to resign rather than to accept relocation, Buyer shall pay severance to such Employee in accordance with Exhibit G hereto; provided, that to the extent that any applicable law, statute, code, ordinance, regulation, rule or other requirement requires that any Employee be paid an amount in respect of severance that is greater than the amount to be paid in accordance with Exhibit G, Buyer shall pay severance to such Employee in such greater amount) and (ii) Buyer shall be free to provide after the Closing such benefits or employee benefit plans, programs, policies, terms, conditions and practices, if any, to their employees, including Employees, as Buyer shall determine in its sole discretion; provided, however, that Buyer shall, as soon as administratively practicable after the Closing, provide Employees with employee benefit plans, programs, policies, terms, conditions and practices no less favorable in the aggregate than those provided to similarly situated employees of Buyer.  Notwithstanding the foregoing, with respect to Foreign Transferred Employees (as defined in Section 7.03(l)), Buyer shall provide, or cause to be provided, for a period of twelve (12) months following the Closing Date, compensation, benefits, and other terms and conditions of employment that are no less favorable in the aggregate than those which were provided to such employees immediately prior to the Closing, unless otherwise permitted by applicable law in the jurisdiction of such employees’ employment.

(f)            Unless otherwise agreed in the Seller Transition Services Agreement, as of the Closing, no Employee shall be entitled to make or receive any contributions or other accruals under any of Seller’s Employee Pension Benefit Plans on account of pay received or services performed after the Closing.  Notwithstanding the foregoing, Seller shall remit to the trustee of any such defined contribution plans such contributions in support of such plans as are required of Seller with respect to pay received and services performed prior to the Closing.

(g)           Unless otherwise agreed in the Seller Transition Services Agreement, as of the Closing, no Employee shall be entitled to any benefits under any of Seller’s Employee Welfare Benefit Plans on account of claims incurred after the Closing.  For this purpose, a claim shall be considered incurred on the date that the event occurs that gives rise to the claim and not on the date a claim is filed or a claim is approved.  Notwithstanding the foregoing, Seller shall make such contributions or be so charged in support of such plans as it was required to have made or been charged for in the ordinary course of business prior to the Closing.  Seller shall and shall cause its plans to take such actions as may be required to cause Seller’s plans to continue to provide continuation coverage under Section 4980B of the Code and Section 601 et. seq. of ERISA and any continuation or conversion rights existing under applicable state law or contract (“COBRA”) to Employees, former Employees and qualifying beneficiaries with respect to qualifying events occurring on or before the Closing (including qualifying events occurring in connection with the Closing).

(h)           For purposes of crediting service for vesting and eligibility under Employee Pension Benefit Plans of Buyer or an affiliate, the credited service of an Employee with Seller or any Seller Entity or any affiliate under Seller or such Seller Entities’ plans shall be treated as service with Buyer or an affiliate.

(i)            For purposes of crediting service for vesting, eligibility and benefit determinations under Employee Welfare Benefit Plans and vacation, paid time off or similar plans of Buyer or an affiliate, the credited service of an Employee with service with Seller or any Seller Entity or any affiliate shall be treated as service with Buyer or an affiliate.  In addition, Buyer shall include service with Seller and its affiliates for purposes of satisfying any pre-existing condition limitations or exclusions under Buyer’s medical and disability plans, practices or policies on the Closing.

(j)            As of the Closing and for at least one (1) year thereafter, Buyer shall provide severance benefits to each Employee who accepts Buyer’s offer of employment pursuant to this Section 7.03 and (i) is terminated by Buyer during such one-year period other than for cause or (ii) who terminates his or her employment because Buyer did not maintain the conditions of employment required under this Section 7.03 for such Employee during such one-year period, in each case, in an amount determined in accordance with Exhibit G hereto.  For purposes of determining eligibility and benefits in respect of Buyer’s obligation to provide such severance, the credited service of an Employee with Seller or any Seller Entity or any affiliate shall be treated as service with Buyer or an affiliate.

(k)           Nothing in this Section 7.03 shall create any third party beneficiary rights nor shall any provisions of this Section 7.03 inure to the benefit of nor shall they be enforceable by any employee or any person representing the interests of employees.  This Section 7.03 is solely an agreement between and for the benefit of Seller, the Seller Entities and Buyer, and shall be enforceable only by them.

(l)            Notwithstanding anything herein to the contrary, to the extent required by applicable laws, Buyer will assume responsibility for the liabilities of any Foreign Pension Plan to the extent it covers Foreign Transferred Employees.  For purposes of this Agreement, “Foreign Transferred Employees” means all Employees presently employed by Seller’s entities located outside of the United States who are hired by Buyer in accordance with Section 7.03(b) and “Foreign Pension Plan” means any Employee Pension Benefit Plan covering Foreign Transferred Employees.  Notwithstanding the foregoing, except to the extent that assets are transferred in respect of a Foreign Pension Plan, Seller (or Seller Entity, as appropriate) will be responsible for the portion of any liabilities under any Foreign Pension Plan that are calculated with reference to a Foreign Transferred Employee’s length of service with Seller, any Seller Entity, or their affiliates prior to the Closing Date (“Foreign Service Liability”).  The amount of the Foreign Service Liability shall be equal to the sum of (i) the Foreign Service Liability determined as of the Closing Date on an “accumulated benefit obligation” basis (the “ABO Amount”) and (ii) fifty percent (50%) of the difference between the amount of the Foreign Service Liability determined as of the Closing Date on a “projected benefit obligation” basis and the ABO Amount.  “Accumulated benefit obligation” and “projected benefit obligation” shall be calculated consistently with the principles set forth in SFAS 87 and in accordance with the methodology, assumptions and procedures set forth on Exhibit H hereto.”  In the event any Foreign Service Liability is fully funded by dedicated or set-aside assets (a “Funded Foreign Service Liability”), Seller (or Seller Entity, as appropriate) shall transfer, or cause to be transferred, to Buyer, and Buyer shall assume and indemnify Seller (and Seller Entities) against, such Foreign Service Liabilities along with an equivalent amount of assets.  Seller (or Seller Entity, as appropriate) may, at its election, satisfy any unfunded or partially funded Foreign Service Liability (an “Underfunded Foreign Service Liability”) by (A) transferring to Buyer the Foreign Service Liability along with an equivalent amount of assets or (B) retaining the Underfunded Foreign Service Liability; provided, however, that Seller (and Seller Entities, as appropriate) shall comply with all applicable laws in making its election hereunder.

(m)          The asset and liability transfers described in Section 7.03(l) (the “Transfers”) shall be effected in accordance with the following principles:  (i) the Transfers shall be effected as soon as reasonably practicable after the Closing Date, (ii) the actual assets to be transferred to Buyer shall be the appropriate proportionate share of the actual pool of assets set aside to fund a particular Foreign Service Liability or cash if there is no such pool, and (iii) the amount of the assets transferred to Buyer shall be increased (or decreased, as appropriate) by the compound rate of return for the period from the Closing Date to the date of transfer for the pool of assets set aside to fund a particular Foreign Service Liability or, if there is no such pool, LIBOR.

(n)           Seller shall notify and consult with the works councils or similar employee representatives as required by applicable laws with respect to the employment and asset and liability transfers contemplated by this Agreement.  Seller and Buyer agree to cooperate and consult with each other in connection with any communications with Employees regarding the transaction and the employment by Buyer of such Employees.

7.04         Post-Closing Access.

For a period of three years after the Closing Date (or such longer period as may be reasonably requested by Seller in connection with any dispute, audits, legal proceedings or governmental investigations or required by government regulation):

(a)           Upon reasonable notice, Buyer will give to Seller and its representatives, employees, counsel and accountants access, during normal business hours, access to all books and records relating to the Business and to periods prior to the Closing, and will permit such persons to examine and copy such books and records in connection with the preparation of Tax and financial materials and reports, audits, legal proceedings, governmental investigations and other business purposes; and

(b)           Buyer shall neither dispose of nor destroy any of such books and records without first offering to turn over possession thereof to Seller by written notice to Seller at least ninety (90) days prior to the proposed date of such disposition or destruction.

7.05         Consents.

Buyer acknowledges that certain consents to the assignment of certain contracts, leases, licenses and other agreements that are to be assigned to Buyer in connection with this Agreement may be required from parties to such contracts, leases, licenses and other agreements and that such consents have not been obtained.  To the extent that any contract, lease, license or other agreement is not assignable or transferable without the consent of another party, this Agreement shall not constitute an assignment or transfer thereof, an attempted assignment or transfer thereof or an agreement to effect such assignment or transfer, if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof.  Seller and Buyer shall use their respective commercially reasonable efforts to obtain the consent of such other party to the assignment to Buyer of any such contract, lease, license or agreement in all cases in which such consent is or may be required for such assignment; provided, however, that such efforts shall not include any requirement of either party to commence any litigation, offer or grant any accommodation (financial or otherwise) or make any payment to any third party.  If any consent required for the assignment to Buyer of any such contract, lease, license or agreement shall not be obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits intended to be assigned to Buyer under any such contract, lease, license or agreement, including enforcement at the cost and for the account of Buyer of any and all rights of Seller or the Seller Entities, as applicable, against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.  If and to the extent that such arrangement cannot be made, Buyer shall have no obligation under this Agreement, including pursuant to Section 1.01 hereof or otherwise, with respect to any such contract, lease, license or agreement.  The provisions of this Section 7.05 shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if the Required Consents have not been obtained on the Closing Date in accordance with Section 9.01(d) hereof.  Buyer agrees that neither Seller nor any Seller Entity shall have any liability to Buyer arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the assignment of such agreements and contracts or because of the default, acceleration or termination of any agreement or contract as a result thereof.  Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and, except as provided in Section 9.01(d) hereof with respect to Required Consents, no condition of Buyer shall be deemed not to be satisfied as a result of (a) the failure to obtain any consent or as a result of any such default, acceleration or termination or (b) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

7.06         Sales and Transfer Taxes.

Buyer shall pay all Transfer Taxes that may be imposed upon Buyer or Seller or the Seller Entities as a result of the sale and transfer of the Assets, together with any and all penalties, interest and additions to tax with respect thereto (including, without limitation, any taxes, filing or recording fees or expenses payable in connection with the sale and transfer, and recordation of such transfer, of the Included Weatherford Real Property included in the Assets or the Assigned Intellectual Property, and any stamp, duty or other tax chargeable in respect of any instrument transferring property, but excluding any taxes, filing or recording fees or expenses payable in connection with the Subdivision; provided that any such amounts paid by Buyer relating to the Included Weatherford Real Property shall be considered Subdivision Costs for purposes of Section 8.04(b) hereof and Buyer’s obligation to pay any such amounts shall be subject to application of the Subdivision Cap Amount provided in Section 8.04(b) hereof).  Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms, as may be required to comply with the provisions of such Tax laws.  Buyer and Seller shall also cooperate in providing each other with appropriate resale exemption certifications and other similar Tax and fee documentation.  For purposes of this Agreement, “Transfer Tax” means any tax, and all salary, use, gross receipts, excise, value added, business, goods and services, transfer, stamp, recording, documentary, registration, conveyancing or similar taxes, duties or other expenses imposed as a result of the sale and transfer of the Assets contemplated by this Agreement, except income taxes arising from any gains on the sale of the Assets or from the operation of the Business before the Closing, which taxes will be borne by Seller or income taxes arising from any gains on the sale of the Assets or from the operation of the Business after the Closing, which taxes will be borne by Buyer.

7.07         WARN Act.

Buyer shall comply with the requirements of the WARN Act with respect to the termination or layoff of any Direct Employees, 100% Indirect Employees or Partial Indirect Employees who are offered employment with Buyer pursuant to Section 7.03 hereof and accept such offer.

7.08         Confidentiality.

Buyer acknowledges that all information provided to any of it and its affiliates, agents and representatives by Seller, the Seller Entities or any of their affiliates, predecessors, agents and representatives is subject to the terms of a confidentiality agreement, dated December 19, 2000, between Seller and Buyer (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference.  Buyer acknowledges that any and all information provided or made available to it and its affiliates, agents and representatives by or on behalf of Seller concerning Seller, the Seller Entities and their affiliates (other than information to the extent that such information relates to the Business, the Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.01         Further Action.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article XI below).

8.02         Litigation Support.

In the event and for so long as any party is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Seller or the Seller Entities, including the Retained Litigation, the other party will reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XI below).

8.03         Ancillary Agreements.

At the Closing, the parties shall execute and deliver to each other (i) the Intellectual Property Agreement, (ii) the Seller Transition Services Agreement, (iii) a transition services agreement (the “Buyer Transition Services Agreement”) in the form attached hereto as Exhibit D-2, and providing for the purchase by Seller of certain services to be rendered to thereunder during the three (3) year period after the Closing Date, (iv) a Services Agreement (the “DSS Contract”) substantially in the form attached hereto as Exhibit I, and (v) if required, the Weatherford Short-Term Lease (collectively, the “Ancillary Agreements,” provided that the term Ancillary Agreements shall not include the Weatherford Short-Term Lease if such lease is not entered into under the terms of Section 8.04 hereof).

8.04         Weatherford Property.

(a)           As of the date hereof, Seller holds the Included Weatherford Real Property as part of an undivided interest in a larger parcel of real property that is owned by Seller and on which Seller operates facilities in addition to the facilities included in the Assets located on the Included Weatherford Real Property (the “Pre-Division Weatherford Real Property”).  A description of the Pre-Division Weatherford Real Property, which includes the Included Weatherford Real Property, is set forth in Exhibit J hereto.

(b)           Promptly after execution and delivery of this Agreement, Seller shall take such actions as are necessary to (i) cause the Included Weatherford Real Property to be legally subdivided from the Pre-Division Weatherford Real Property and owned by Seller and recorded in the appropriate public land registry as parcel of real property separate from the other real property included in the Pre-Division Weatherford Real Property (such other real property, the “Excluded Weatherford Real Property”) and (ii) separate any common utilities or building systems shared by the Included Weatherford Real Property and the Excluded Weatherford Real Property that are required to be separated (the actions under clauses (i) and (ii), the “Subdivision”).  In conducting the Subdivision, Seller shall provide Buyer with full disclosure of the real property subject to the Subdivision and full access to the process of the Subdivision.  The Subdivision shall include such easements between the Included Weatherford Real Property and the Excluded Weatherford Real Property, such as easements for storm water discharge and utilities, as may be reasonably necessary to carry out the Business at the Included Weatherford Real Property and Seller’s business at the Excluded Weatherford Real Property.  Buyer shall be responsible and shall reimburse Seller for all costs and expenses related to the Subdivision (the “Subdivision Costs”), including taxes, filing or recording fees or expenses to be paid by Buyer under Section 7.06 hereof; provided, however, that the maximum aggregate amount of Subdivision Costs for which Buyer shall be required to pay or reimburse Seller shall be $500,000 (the “Subdivision Cap Amount”), and any Subdivision Costs in excess of the Subdivision Cap Amount shall be paid by Seller.  At the Closing, Buyer shall pay or reimburse Seller for the aggregate amount of all Subdivision Costs that Buyer is obligated to pay or reimburse pursuant to this Section 8.04(b), except to the extent any such cost has not been incurred or billed to Seller as of the Closing Date, in which case Buyer shall pay the amount of any such cost promptly upon Seller’s submission to Buyer of invoices for such costs.

(c)           In the event that the Subdivision is not completed prior to Closing, Buyer and Seller shall enter into a lease (the “Weatherford Short-Term Lease”) under which Seller shall lease the Included Weatherford Real Property, or shall cause the Included Weatherford Real Property to be leased, to Buyer for such time as is necessary to complete the Subdivision.  The Weatherford Short-Term Lease shall be on terms that provide Buyer with the full economic benefit and full economic burden of ownership of the Included Weatherford Real Property as if the Included Weatherford Real Property had been transferred as of the Closing Date hereunder for the period from the Closing Date until completion of the Subdivision.  In the case the Weatherford Short-Term Lease is entered into, Seller shall convey to Buyer, and Buyer shall take ownership of, the Included Weatherford Real Property promptly upon completion of the Subdivision under the terms of this Agreement.

(d)           The Included Weatherford Real Property shall be conveyed by Seller to Buyer by the Deed promptly, but in no event later than sixty (60) days, following completion of the Subdivision.

8.05         Environmental Matters.

(a)           Except as specifically provided in Section 8.05(e), as of the Closing, Buyer shall assume, and hereby agrees to undertake and discharge, all liabilities and obligations, whether known or unknown, arising before or after the Closing under any Environmental Law and related to the Included Weatherford Real Property or the Business and the Assets to the extent operated at the Included Weatherford Real Property, including, but not limited to, the continuation of soil and groundwater remediation actions described in Exhibit K in substantially the same manner as Seller conducted such remediation actions prior to the Closing Date for at least ten (10) years from the Closing Date, or such other period of time as agreed to by the Seller, but excluding liabilities in respect of the transportation or disposal of Hazardous Materials off of the Included Weatherford Real Property before the Closing Date.  Buyer shall indemnify Seller and hold Seller harmless from and against all claims, demands and causes of action of any nature (including, without limitation, all costs, expenses and legal fees in defending the same), related to or arising out of (i) any noncompliance under any Environmental Law and related to the Included Weatherford Real Property or the Business and the Assets to the extent related to the operation of the Business at the Included Weatherford Real Property, whether arising before or after the Closing, (ii) any Release of any Hazardous Materials at the Included Weatherford Real Property, whether arising before or after the Closing, (iii) any noncompliance under any Environmental Law and related to the Included Weatherford Real Property and any other real property used in the Business arising after the Closing and (iv) any Release of any Hazardous Materials at the Included Weatherford Real Property and any other real property used in the Business arising after the Closing; provided, however, that the foregoing indemnification obligation of Buyer shall not include indemnification for liabilities in respect of the transportation or disposal of Hazardous Materials off of the Included Weatherford Real Property before the Closing Date.

(b)           Seller shall indemnify Buyer and hold Buyer harmless from and against all claims, demands and causes of action of any nature (including, without limitation, all costs, expenses and legal fees in defending the same), related to or arising out of (i) any noncompliance under any Environmental Law and related to the Excluded Weatherford Real Property or other real property used in the Business (other than the Included Weatherford Real Property) or the Business to the extent related to the operation of the Business outside the Included Weatherford Real Property arising before the Closing, (ii) any Release of any Hazardous Materials at the Excluded Weatherford Real Property or other real property used in the Business (other than the Included Weatherford Real Property) arising before the Closing and (iii) liabilities in respect of the transportation or disposal of Hazardous Materials off of the Included Weatherford Real Property before the Closing Date.

(c)           For so long as either the soil groundwater pump and treat system described in Exhibit K or the existing soil and groundwater remediation system at the Excluded Weatherford Real Property is in operation (including, in both cases, any related groundwater monitoring activities), Buyer shall grant Seller access to the Included Weatherford Real Property and Seller shall grant Buyer access to the Excluded Weatherford Real Property for the purpose of obtaining static groundwater level measurements from the groundwater monitoring wells currently located on the Included Weatherford Real Property or the Excluded Weatherford Real Property, as shown in Figure 5 in the (Draft) Phase I Environmental Site Assessment, Weatherford Facility, Weatherford, Oklahoma, prepared for Imation Enterprises Corp. by URS, dated August, 2001.  A minimum of five (5) business days notice shall be provided and access shall not be unreasonably withheld.  Buyer and Seller shall indemnify each other for any damage, injury or claim resulting from access to Buyer or Seller property caused directly or indirectly by Buyer, Seller or their respective agents.

(d)           Buyer and Seller shall provide each other with copies of all reports and monitoring data relating to any groundwater monitoring or remediation systems on the Included Weatherford Real Property or the Excluded Weatherford Real Property, including any soil vapor extraction systems and the groundwater pump-and-treat system, within ten (10) business days after Buyer or Seller, as applicable, obtains such data.  Buyer and Seller shall also provide such other information as the other may reasonably request relating to the groundwater remediation systems.

(e)           Prior to the Closing, Buyer at its cost and expense may commence and complete the performance of a Phase II Environmental Site Assessment by an environmental professional reasonably acceptable to Seller limited to the following two (2) specific environmental concerns at the Included Weatherford Real Property:  (i) the potential Release of Hazardous Materials from the concrete-lined silver recovery pit located adjacent to the utility/boilerhouse building and associated with silver halide coating operations formerly located within Building 1 and (ii) the potential Release of Hazardous Materials from the 100,000 gallon above-ground fuel storage tank formerly located in the southwest part of the Included Weatherford Real Property.   If (i) the Phase II Environmental Site Assessment identifies any impacts on the Environment resulting from the Release of Hazardous Materials at the Included Weatherford Real Property from such silver recovery pit or above-ground fuel storage tank that are not being addressed as part of the soil and groundwater remediation actions described in Exhibit K and (ii) Buyer undertakes (after consultation with and the approval of Seller, which approval shall not be unreasonably withheld) any investigation and remediation actions reasonably required under applicable Environmental Laws to address such current impacts, (including actions reasonably required to ensure ongoing compliance under currently applicable Environmental Laws to the extent such current impacts reasonably indicate conditions, based on the opinion of an environmental professional, that are likely to cause a failure to comply with the requirements set forth in currently applicable Environmental Laws within five (5) years from the Closing Date, (“Phase II Response Actions”), Seller shall reimburse Buyer for the costs incurred by Buyer or its agents or consultants in connection with such Phase II Response Actions but only to the extent such costs exceed $500,000 (the “Phase II Deductible Amount”) and only to the extent such costs are incurred as part of a reasonable attempt to comply with Environmental Laws to ensure ongoing compliance under applicable Environmental Laws, in each case as described above.  A reasonable attempt to comply with applicable Environmental Laws shall mean that Buyer shall use its best efforts to satisfy all applicable legal requirements at the lowest possible cost, and will give due consideration to the use of risk-based corrective actions.  Any costs related to Phase II Response Actions not in excess of the Phase II Deductible Amount shall be borne by, and shall be the exclusive responsibility of, Buyer.  Notwithstanding the foregoing, Seller shall have no obligation to reimburse Buyer for the costs of any Phase II Response Actions that are not initiated and completed within two (2) years of the Closing Date, except for costs of long-term monitoring and except for such additional period of time as may be agreed by Buyer and Seller in order to implement cost-effective Phase II Response Actions.  Buyer shall provide Seller with copies of all reports, correspondence and environmental data generated with respect to both the Phase II Environmental Site Assessment and Phase II Response Actions.  Buyer shall provide Seller with a reasonable period of time to review and comment on work plans relating to Phase II Response Actions before those plans are submitted to any government agency or implemented.  Before Buyer implements any Phase II Response Actions, it shall provide a work plan for such actions to Seller.  Within ninety (90) days of its receipt of any such work plans, Seller may elect at its sole discretion to assume control and responsibility for completion of such Phase II Response Actions, and Buyer shall not begin to implement the actions required under the work plans until the earlier of the end of the ninety-day period or the day on which it receives written notice from Seller confirming that Seller has determined that it will not assume control and responsibility (subject to Buyer’s obligations in respect of the Phase II Deductible Amount) for completion of such Phase II Response Actions.  In the event that Seller assumes control and responsibility for completion of such Phase II Response Actions before they are commenced, Seller shall provide Buyer with a statement of Phase II Response Action costs on a monthly basis during any periods in which such costs are incurred.   In the event that Seller does not assume control and responsibility for completion of such Phase II Response Actions before they are commenced, Buyer shall provide Seller with a statement of Phase II Response Action costs on a monthly basis during any periods in which such costs are incurred.  At such time as the costs of Phase II Response Actions incurred by Buyer exceed $250,000, Buyer shall so notify Seller in writing, and, within ninety (90) days of its receipt of such notice (during which notice period Buyer may continue the Phase II Response Actions), Seller may elect at its sole discretion to assume control and responsibility for the completion of the Phase II Response Actions.  If Seller has not previously assumed control and responsibility for the completion of the Phase II response Actions, at such time as the costs of Phase II Response Action incurred by Buyer exceed $400,000, Buyer shall so notify Seller in writing, and, within ninety (90) days of its receipt of such notice (during which notice period Buyer may continue the Phase II Response Actions, Seller may elect at its sole discretion to assume control and responsibility for the completion of the Phase II Response Actions.  In all cases where Seller elects to assume control and responsibility for the completion of the Phase II Response Actions, Buyer shall cooperate with Seller and grant access to Seller to the Included Weatherford Real Property as may be necessary to complete the Phase II Response Actions.

(f)            Notwithstanding any other provision of this Agreement, Buyer and Seller hereby agree to take all reasonable actions, and to act cooperatively and in good faith, to provide for the following disposition of the environmental permits, licenses and other governmental approvals currently issued to Seller for operations at the Pre-Division Weatherford Real Property:

(i)            With respect to the Title V Air Permit (Permit No. 97-380-TV) (the “Air Permit”), (A) Buyer and Seller shall take all necessary actions to obtain the issuance of an administrative amendment from the Oklahoma Department of Environmental Protection (or other government approvals, as may be required) to provide for a change in operational control to allow Buyer to conduct operations at the Included Weatherford Real Property jointly with Seller’s operations at the Excluded Weatherford Real Property, until such time as separate air permits can be issued to the Buyer for the Included Weatherford Real Property and to the Seller for the Excluded Weatherford Real Property; (B) Buyer and Seller shall enter into an environmental indemnity agreement which sets forth the specific responsibilities and liabilities of each party under the Air Permit during the time which it is jointly held or otherwise covers both Buyer and Seller (for example, the allocation of air emission units) and pursuant to which each party assumes liability under the Air Permit for, and indemnifies the other party from and against any liability arising out of, its own operations after the Closing Date; (C) Buyer shall take all necessary actions to promptly obtain its own air permit for operations at the Included Weatherford Real Property; and (D) Seller shall take all necessary actions to promptly obtain its own air permit for operations at the Excluded Weatherford Real Property;

(ii)           With respect to the Air Permit for the Soil Vapor Extraction System (Permit No. 96-514-0) (the “SVE Permit”), Seller shall provide notice to the Oklahoma Department of Environmental Protection of the sale of the Included Weatherford Real Property to Seller no later than ten days after the Closing Date;

(iii)          With respect to OPDES Permit for Discharges of Treated Waste Water and Storm Water to Little Deep Creek (Permit No. OK0041785) (the “Little Creek Discharge Permit”), (A) Buyer and Seller shall conduct operations at both the Included Weatherford Real Property and the Excluded Weatherford Real Property under the existing Little Creek Discharge Permit until such time as (I) each party obtains its own permit or (II) other approvals acceptable to the Oklahoma Department of Environmental Quality and each party are obtained; (B) Buyer and Seller shall enter into an environmental indemnity agreement which sets forth the specific responsibilities and liabilities of each party under the Little Creek Discharge Permit during the time which it covers both Buyer and Seller and pursuant to which each party assumes liability under the Little Creek Discharge Permit for, and indemnifies the other party from and against any liability arising out of, its own operations after the Closing Date; (C) Buyer shall take all necessary actions to promptly obtain its own discharge permit or other approval for operations at the Included Weatherford Real Property; and (D) Seller shall take all necessary actions to promptly obtain its own discharge permit or other approval for operations at the Excluded Weatherford Real Property;

(iv)          With respect to the Permit for Discharge to the City of Weatherford’s POTW (Letter Authorization, dated June 10, 1992) (the “City Discharge Permit” and together with the Air Permit, the SVE Permit and the Little Creek Discharge Permit, the “Shared/Transferred Environmental Permits”), Seller shall request the transfer of such City Discharge Permit to Buyer;

(v)           With respect to the Notification of Regulated Waste Activity (EPA ID No. OKD 062267448), Buyer shall request and obtain its own such notification for the Included Weatherford Real Property, and Seller shall retain the current Notification (seeking amendments, as appropriate) for operations at the Excluded Weatherford Real Property;

(vi)          With respect to the OPDES Industrial General Permit for Storm Water Discharges (Permit No. GP-00-01), Buyer shall request and obtain its own storm water discharge permit for the Included Weatherford Real Property and Seller shall retain the current Storm Water Discharge Permit (seeking amendments, as appropriate) for operations at the Excluded Weatherford Real Property;

(vii)         With respect to the Groundwater Appropriation Permit (94-549), Buyer shall request and obtain its own groundwater appropriation permit for the Included Weatherford Real Property, and Seller shall retain the current Groundwater Appropriation Permit (seeking amendments, as appropriate) for operations at the Excluded Weatherford Real Property;

(viii)        With respect to the License for Radioactive Materials (License No. 22-26726-02), Buyer shall request and obtain its license for operations at the Included Weatherford Real Property, and Seller shall retain the current License for Radioactive Materials (seeking amendments, as appropriate) for operations at the Excluded Weatherford Real Property.

(ix)           With respect to the Registration of Radiation Equipment (Reg. No. XR-001), Seller shall retain the registration.

(g)           In the event that any of the actions described in clauses (i)(A) and (B), (ii) and (iii) of Section 8.05(f) above are not completed prior to Closing such that Buyer would not be permitted to operate under the Air Permit or the Little Creek Discharge Permit (or to operate under its own air permit or its own permit for discharge of treated waste water and storm water to Little Deep Creek) or in the event that the City Discharge Permit is not transferred to Buyer (such actions, the “Shared/Transferred Permit Actions”), Buyer and Seller shall enter into the Weatherford Short-Term Lease described in Section 8.04(c) or other mutually agreed arrangement under which Seller shall lease the Included Weatherford Real Property, or shall cause the Included Weatherford Real Property to be leased, to Buyer or shall operate the Included Weatherford Real Property for the account of Buyer for such time as is necessary to complete the Shared/Transferred Permit Actions.  The Weatherford Short-Term Lease or other mutually agreed arrangement shall be on terms that provide Buyer with the full economic benefit and full economic burden of ownership of the Included Weatherford Real Property as if the Included Weatherford Real Property had been transferred and the Shared/Transferred Permit Actions had been completed as of the Closing Date hereunder for the period from the Closing Date until completion of such actions.  In the case the Weatherford Short-Term Lease or other mutually agreed arrangement is entered into, Seller shall convey to Buyer, and Buyer shall take ownership of, the Included Weatherford Real Property promptly upon completion of the Shared/Transferred Permit Actions.

8.06         Released Litigation.

Buyer shall use its best efforts to cause Eastman Kodak Company to discontinue and discharge without liability or cost to Seller or any of its affiliates, on or before the Closing, all legal proceedings relating to the legal proceedings described in Exhibit L hereto (the “Released Litigation”) and enter into an agreement, in a form satisfactory to Seller, with Seller pursuant to which Eastman Kodak Company releases all claims against Seller or any of its affiliates relating to the Released Litigation (the “Litigation Release”).

8.07         Pro-Ration of Certain Taxes.

All state, city and local ad valorem taxes and real estate taxes and special assessments which are attributable to the Assets shall be prorated between the parties as of the day of the Closing, with Seller and the Seller Entities being responsible for the number of days during the year prior to the day of the Closing and Buyer being responsible for the day of the Closing and the number of days during the year after the Closing Date.

8.08         Certain Insurance Claims.

In the event that, during the ten (10) year period following the Closing Date (i) a third party makes a product liability claim against Buyer for products of the Business sold prior to the Closing Date or a claim relating to a liability under Environmental Laws for a Release of Hazardous Materials from the Included Weatherford Real Property (it being acknowledged that each such claim is an Assumed Liability under this Agreement) and (ii) such claim is covered by an insurance policy (other than policy or practice of self-insurance) maintained by Seller prior to the Closing Date, Seller, at the cost of Buyer, shall use its reasonable efforts to make a claim for reimbursement under such policy in respect of such claim, to the extent such a claim is permitted under such policy.  Any insurance proceeds received by Seller in respect of such claim shall be paid over to Buyer, after deducting any costs of Seller in making such claim.  Seller shall have no obligation to make any such claim under its insurance policy if its costs of insurance would increase as a result of making such claim.  Notwithstanding the foregoing, nothing in this Section 8.08 shall relieve Buyer of its obligations to discharge in full Assumed Liabilities under this Agreement.

ARTICLE IX
CONDITIONS TO CLOSING

9.01         Conditions to Buyer’s Obligations.

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)           The representations and warranties set forth in Article IV hereof shall, after taking into account any modification to the Disclosure Schedule made prior to the Closing in accordance with Section 12.11 hereof, be true and correct in all material respects at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b)           There shall have been no modifications to the Disclosure Schedule or Exhibit E delivered pursuant to Section 12.11 that, individually or in the aggregate, constitute a material adverse change in the Business, the Assets or the ability of Seller to perform in all materials respects its obligations under the Ancillary Agreements, and with respect to which Seller or the Seller Entities have not cured the matter or matters giving rise to such modification or modifications;

(c)           Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(d)           Seller shall have obtained, or caused to be obtained, all consents of third parties required to assign to Buyer the contracts, leases, licenses or agreements identified in Exhibit M hereto (the “Required Consents”);

(e)           The applicable waiting periods under the HSR Act and Non-U.S. Competition Laws, in each case if any, shall have expired or been terminated, and all other material governmental filings, authorizations and approvals that are required to be made or obtained prior to the consummation of the transactions contemplated hereby will have been duly made and obtained;

(f)            There shall not be any injunction, judgment, order, decree, ruling, or charge in effect or threatened in writing preventing consummation of any of the transactions contemplated by this Agreement, provided that nothing in this Section 9.01(f) shall relieve Buyer of its obligation to substantially comply with any Request for Additional Information or similar request from any other antitrust authority in accordance with Section 7.01 hereof;

(g)           On the Closing Date, Seller and, as applicable, the Seller Entities, shall have delivered to Buyer all of the following:

(i)            the Bill of Sale and, unless the Weatherford Short-Term Lease is entered into, the Deed, duly executed by Seller and, as applicable, the Seller Entities;

(ii)           the Assignment and Assumption Agreement, duly executed by Seller and, as applicable, the Seller Entities;

(iii)          a copy of each of the Ancillary Agreements, duly executed by Seller (provided, that for purposes of satisfaction of the foregoing as a condition to Closing for the benefit of Buyer, the term Ancillary Agreements shall not include the DSS Contract);

(iv)          a list of the Delayed Offer Employees as of the Closing Date; and

(v)           a certificate executed on behalf of Seller by an executive officer of Seller, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (c) above have been satisfied.

Buyer may waive any condition specified in this Section 9.01 if it executes a writing so stating at or prior to the Closing.

9.02         Conditions to Seller’s Obligations.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)           The representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing as though then made;

(b)           Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)           The applicable waiting periods under the HSR Act and Non-U.S. Competition Laws, in each case if any, shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

(d)           There shall not be any injunction, judgment, order, decree, ruling, or charge in effect or threatened in writing preventing consummation of any of the transactions contemplated by this Agreement;

(e)           Eastman Kodak Company shall have executed and delivered to Buyer the Litigation Release;

(f)            On the Closing Date, Buyer will have delivered to Seller:

(i)            a wire transfer in immediately available funds in the aggregate amount of the Severance/Retention Coverage Payments that Buyer is required to pay or reimburse Seller for pursuant to Section 7.03(c) hereof;

(ii)           a wire transfer in immediately available funds in the aggregate amount of all Subdivision Costs that Buyer is required to pay or reimburse Seller pursuant to Section 8.04(b), except to the extent any such cost has not been incurred or billed to Seller as of the Closing Date;

(iii)          a wire transfer or wire transfers in immediately available funds to Seller and the Seller Entities designated by Seller in accordance with Section 2.01 in the aggregate amount of the Purchase Price;

(iv)          a certificate of an executive officer of Buyer, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(v)           an executed copy of the Assignment and Assumption Agreement, duly executed by Buyer; and

(vi)          a copy of each of the Ancillary Agreements, duly executed by Buyer.

Seller may waive any condition specified in this Section 9.02 if it executes a writing so stating at or prior to the Closing.

ARTICLE X
TERMINATION

10.01       Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual consent of Buyer and Seller; or

(b)           by either Buyer or Seller if the transactions contemplated hereby have not been consummated by April 30, 2002; provided that, a party will not be entitled to terminate this Agreement pursuant to this Section 10.01(b) if such party’s intentional breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

10.02       Effect of Termination.

(a)           In the event of termination of this Agreement by either Buyer or Seller in accordance with Section 10.01 hereof, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective affiliates, stockholders, officers or directors, except that Sections 12.01, 12.02, 12.09 and 12.10 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

(b)           Upon termination in accordance with Section 10.01 hereof, Buyer shall return to Seller all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and all confidential information received by Buyer with respect to the Assets, the Assumed Liabilities and the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c)           Nothing in this Section 10.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE XI
SURVIVAL; INDEMNIFICATION

11.01       Survival of Representations and Warranties.

Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article IV and Article V hereof shall survive the Closing for a period of twenty-four (24) months following the Closing Date or, as to matters contemplated by Section 4.11 hereof, the applicable statute of limitations for the collection of unpaid Taxes (the “Survival Period”).

11.02       Indemnification by Seller.

(a)           Subject to the limitations of Section 11.02(b) hereof, Seller agrees to indemnify Buyer and its officers, directors, employees, agents, members and stockholders (collectively, the “Buyer Indemnified Parties”) and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid prior to the expiration of the Survival Period (collectively, “Losses”), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation (whether or not intentional) in any of the representations and warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement, other than the Ancillary Agreements (collectively, the “Seller Related Documents”), taking into account any modification to the Disclosure Schedule made prior to the Closing in accordance with Section 12.11 hereof, (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement or any of the Related Documents or (iii) except as otherwise expressly provided herein or in the Ancillary Agreements, any and all obligations, liabilities, actions, suits, claims and other proceedings which arise directly or indirectly out of the operation of the Business or use of the Assets prior to the Closing, including, without limitation, any failure to discharge in full the Excluded Liabilities; provided, however, that Seller shall not have any liability under clauses (i) or (ii) above for any breach of a representation, warranty or agreement in this Agreement or the Seller Related Documents if any of the employees or representatives of Buyer listed on Exhibit N hereto had actual knowledge of such breach at the time of Closing, and no Buyer Losses related thereto shall be aggregated for purposes of determining whether the Deductible Amount has been exceeded or the Cap Amount has been met under Section 11.02(b) hereof.

(b)           Seller shall be liable to the Buyer Indemnified Parties for any Losses under clauses (i) and (ii) of Section 11.02(a) above only if (i) Buyer or another Buyer Indemnified Party delivers to Seller written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the expiration of the Survival Period and (ii) the aggregate amount of all Buyer Losses exceeds $1,000,000 (the “Deductible Amount”), in which case Seller shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties over the Deductible Amount; provided that Seller’s maximum obligation to indemnify the Buyer Indemnified Parties for any Losses under clauses (i) and (ii) of Section 11.02(a) above (except for any Buyer Losses arising from Seller’s fraud or intentional breach) shall not exceed $6,000,000 (the “Cap Amount”).  A Buyer Indemnified Party’s failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Buyer Indemnified Party or any basis for Seller to assert that the Buyer Indemnified Party did not comply with the terms of this Section 11.02 sufficient to cause the Buyer Indemnified Party to have waived its rights under this Section 11.02, unless Seller demonstrates that its ability to defend against any claims with respect thereto has been materially adversely affected.

11.03       Indemnification by Buyer.

(a)           Subject to the limitations of Section 11.03(b) hereof, each Buyer agrees, jointly and severally, to indemnify Seller and the Seller Entities, and their respective officers, directors, employees, agents and stockholders (collectively, the “Seller Indemnified Parties”) and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation (whether or not intentional) in any of the representations and warranties of Buyer contained in this Agreement or any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Buyer pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement, other than the Ancillary Agreements (collectively, the “Buyer Related Documents”), (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or the Buyer Related Documents, or (iii) except as otherwise expressly provided herein or in the Ancillary Agreements, any and all obligations, liabilities, actions, suits, claims and other proceedings which arise directly or indirectly out of the operation of the Business or use of the Assets after the Closing, including, without limitation, discharging in full the Assumed Liabilities; provided, however, that Buyer shall not have any liability under clauses (i) or (ii) above for any breach of a representation, warranty or agreement in this Agreement or the Buyer Related Documents if Seller had Knowledge of such breach at the time of Closing, and no Seller Losses related thereto shall be aggregated for purposes of determining whether the Deductible Amount has been exceeded or the Cap Amount has been met under Section 11.03(b) hereof.

(b)           Buyer shall be liable to the Seller Indemnified Parties for any Losses under clauses (i) and (ii) of Section 11.03(a) above only if (i) Seller or another Seller Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the expiration of the Survival Period and (ii) the aggregate amount of all Seller Losses exceeds the Deductible Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties only for the excess of the aggregate amount of all such Losses incurred by the Seller Indemnified Parties over the Deductible Amount; provided that, Buyer’s maximum obligation to indemnify the Seller Indemnified Parties for any Losses under clauses (i) and (ii) of Section 11.03(a) above (except for any Seller Losses arising from Buyer’s fraud or intentional breach) shall not exceed the Cap Amount.  A Seller Indemnified Party’s failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Seller Indemnified Party or any basis for Buyer to assert that the Seller Indemnified Party did not comply with the terms of this Section 11.03 sufficient to cause the Seller Indemnified Party to have waived its rights under this Section 11.03, unless Buyer demonstrates that its ability to defend against any claims with respect thereto has been materially adversely affected.

11.04       Method of Asserting Claims.

As used herein, an “Indemnified Party” shall refer to a “Buyer Indemnified Party” or “Seller Indemnified Party,” as applicable, the “Notifying Party” shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the “Indemnifying Party” shall refer to the party hereto obligated to indemnify such Notifying Party’s Indemnified Parties.

(a)           In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a “Third Party Claim”), the Notifying Party shall give the Indemnifying Party prompt notice thereof.  The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially adversely affected the Indemnifying Party’s ability to defend successfully a Third Party Claim.  The Indemnifying Party shall be entitled to contest and defend such Third Party Claim.  Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party’s notice of such Third Party Claim (but, in all events, at least five business days prior to the date that an answer to such Third Party Claim is due to be filed).  The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss), to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense.  Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other party, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, if a Third Party Claim seeks equitable relief, then the Indemnified Parties alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance at the Indemnifying Party’s cost and expense and, if the Indemnified Parties do not contest, defend or settle such Third Party Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Third Party Claim.

(b)           In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party.  If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.  If the Indemnifying Party has timely disputed its liability with respect to such claim, a senior executive of each of the Indemnifying Party and the Notifying Party with full negotiating authority will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such executives within sixty (60) days after the delivery of the Notifying Party’s notice of such claim,, the parties shall in good faith discuss and consider entering into mutually agreed, non-binding mediation proceedings in order to resolve the dispute.  If the dispute remains unresolved after such sixty (60) day period and after, if applicable, any agreed mediation proceeding, the Notifying Party may initiate arbitration of the dispute by making a written demand for arbitration on the Indemnifying Party and simultaneously filing copies of the demand, together with the required fees, with the office of the American Arbitration Association in Cleveland, Ohio.  Within ten (10) business days after receipt of such demand by the Indemnifying Party, each party shall designate one arbitrator (who shall have no material business relationship with the designating party within the last three (3) calendar years) and the two arbitrators so designated shall, within ten (10) business days thereafter, select a third arbitrator (such three arbitrators, the “Arbitration Panel”).  The Arbitration Panel shall cause a hearing to be held within sixty (60) calendar days after the date the third arbitrator is selected and shall render an award within ninety (90) calendar days from the commencement date of the hearing based on the unanimous or majority decision of the arbitrators, which award shall fully and finally resolve the dispute and be binding upon the parties.

(c)           After the Closing, the rights set forth in this Article XI shall be each party’s sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement, the Buyer Related Documents and the Seller Related Documents.

ARTICLE XII
MISCELLANEOUS

12.01       Press Releases and Announcements.

Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary to comply with the requirements of this Agreement or applicable law.  If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

12.02       Expenses.

Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses, including attorneys’ and accountants’ fees in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

12.03       Amendment and Waiver.

This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

12.04       Notices.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device.  Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

                Notices to Buyer:

                                Kodak Polychrome Graphics LLC
                                401 Merritt 7
                                Norwalk, CT  06851
                                Attention:              Chief Executive Officer and General Counsel
                                Facsimile:               (203) 845-7022

                Notices to Seller:

                                Imation Corp.
                                One Imation Place
                                Oakdale, MN  55128
                                Attention:              Chief Executive Officer and General Counsel
                                Facsimile:               (651) 704-4412

                                                With a copy to:

                                                                Dorsey & Whitney LLP
                                                                50 South Sixth Street
                                                                Minneapolis, MN  55402
                                                                Attention:              Gary L. Tygesson
                                                                Facsimile:               (612) 340-8738

12.05       Assignment.

This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that, except as contemplated by Section 1.05 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

12.06       Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.07       Complete Agreement.

This Agreement, the Ancillary Agreements and the other exhibits hereto, the Buyer Related Documents, the Seller Related Documents, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.08       Counterparts.

This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

12.09       Governing Law.

The internal law, without regard to conflicts of laws principles, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

12.10       No Third Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

12.11       Disclosure Schedule; Updating Schedules and Exhibit E.

The disclosures in the Schedules to the Disclosure Schedule hereto are to be taken as relating to the representations and warranties of Seller as a whole.  The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Assets, the Business or Seller or the Seller Entities.  In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Prior to the Closing, Seller shall have the right to supplement, modify or update the Schedules hereto and Exhibit E hereto (as Exhibit E relates to matters covered by Section 1.03(i) hereto), without the consent or approval of Buyer, to reflect changes or occurrences arising after the date hereof but prior to the Closing.

12.12       Bulk Transfer Laws.

Buyer hereby waives compliance by Seller with the provisions of any bulk transfer laws of any jurisdiction in connection with the sale of the Assets.

12.13       Definition of Knowledge.

As used in this Agreement, the phrases “Knowledge of Seller” or “to Seller’s Knowledge” or the use of “Knowledge” with respect to Seller means the actual knowledge of the key employees of Seller identified on Exhibit O hereto.

[The remainder of this page has been left blank intentionally.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IMATION CORP.

By:
Name:	William T. Monahan
Title:	Chief Executive Officer and President

KODAK POLYCHROME GRAPHICS LLC

By:
Name:	Jeff Jacobson
Title:	Chief Executive Officer

KODAK POLYCHROME GRAPHICS COMPANY LTD.

By:
Name:	Jeff Jacobson
Title:	Chief Executive Officer

ANNEX A

INDEX OF DEFINED TERMS

Term

ABO Amount	Section 7.03(1)
Agreement	Preamble
Air Permit	Section 8.05(f)
Ancillary Agreements	Section 8.03
Arbitration Panel	Section 11.04(a)
Assets	Section 1.01
Assigned Intellectual Property Rights	Section 1.01(h)
Assignment and Assumption Agreement	Section 3.02
Assumed Liabilities	Section 1.03
Balance Sheet Date	Section 4.05(a)
Bill of Sale	Section 3.02
Business	Preamble
Buyer	Preamble
Buyer Indemnified Parties	Section 11.02(a)
Buyer Related Documents	Section 11.03(a)
Buyer Transition Services Agreement	Section 8.03
Cap Amount	Section 11.02(b)
City Discharge Permit	Section 8.05(f)
Closing	Section 3.01
Closing Date	Section 3.01
COBRA	Section 7.03(g)
Code	Section 2.02
Competitive Products	Section 6.07(a)
Confidentiality Agreement	Section 7.07
Deductible Amount	Section 11.02(b)
Deed	Section 3.02
Delayed Offer Employees	Section 7.03(b)
Disclosure Schedule	Article IV
Direct Employees	Section 7.03(a)
DOJ	Section 6.03
DSS Contract	Section 8.03
Employee	Section 7.03(a)
Employee Benefit Plan	Section 4.15
Employee Pension Benefit Plan	Section 4.15
Employee Welfare Benefit Plan	Section 4.15
Environmental Laws	Section 4.18(a)
ERISA	Section 1.02(d)
Excluded Liabilities	Section 1.04
Excluded Weatherford Real Property	Section 8.04(b)
Financial Statements	Section 4.05(a)
Foreign Service Liability	Section 7.03(l)
Foreign Transferred Employees	Section 7.03(l)
Funded Foreign Service Liability	Section 7.03(l)
FTC	Section 6.01
GAAP	Section 4.05(a)
Hazardous Materials	Section 4.18(a)
HSR Act	Section 3.01
Included Weatherford Real Property	Section 1.01(a)
Indemnified Party	Section 11.04
Indirect Employees	Section 4.14(b)
Intellectual Property Agreement	Section 1.01(h)
Little Creek Discharge Permit	Section 8.05(f)
Losses	Section 11.02(a)
Latest Balance Sheet	Section 4.05(a)
Major Business Segment	Section 4.05(b)
Non-U.S. Competition Laws	Section 3.01
Notifying Party	Section 11.04
Partial Indirect Employees	Section 4.14(b)
Permits	Section 4.17
Phase II Deductible Amount	Section 8.05(e)
Phase II Response Actions	Section 8.05(e)
Possible Acquisition	Section 6.05
Pre-Division Weatherford Real Property	Section 8.04(a)
Purchase Price	Section 2.01
Recovered Severance Coverage Amount	Section 7.03(c)
Release	Section 4.18(a)
Released Litigation	Section 8.06
Required Consents	Section 9.01(d)
Retained Intellectual Property	Section 1.02(h)
Retained Litigation	Section 1.04(f)
Seller Entities	Recitals
Seller Indemnified Parties	Section 11.03(a)
Seller Related Documents	Section 11.02(a)
Seller Transition Services	Section 1.02(j)
Seller Transition Services Agreement	Section 1.02(j)
Severance/Retention Coverage Payment	Section 7.03(c)
Shared/Transferred Environmental Permits	Section 8.05(f)
Shared/Transferred Permit Actions	Section 8.05(g)
Subdivision	Section 8.04(b)
Subdivision Cap Amount	Section 8.04(b)
Subdivision Costs	Section 8.04(b)
Survival Period	Section 11.01
SVE Permit	Section 8.05(f)
Tax Affiliate	Section 4.11(a)
Taxes	Section 4.11(c)
Third Party Claim	Section 11.04(a)
Transfer Tax	Section 7.06
Transfers	Section 7.03(m)
Underfunded Foreign Service Liability	Section 7.03(l)
Unreimbursed Severance Coverage Amount	Section 7.03(c)
Weatherford Short-Term Lease	Section 8.04(c)
WARN Act	Section 6.06
100% Indirect Employees	Section 4.14(b)